                                                           EX 10.1



                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT


                                    Between


                 U. S. BANK OF WASHINGTON, NATIONAL ASSOCIATION


                                      and


                                GARGOYLES, INC.


                           Dated as of April 7, 1997

                                    CONTENTS

SECTION 1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         1.1     Terms Defined  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         1.2     Accounting Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
         1.3     Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
         1.4     Incorporation of Recitals and Exhibits   . . . . . . . . . . . . . . . . . . .     10
SECTION 2.       REVOLVING LOAN   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         2.1     Loan Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         2.2     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         2.3     Revolving Note   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         2.4     Revolving Loan Interest Rates  . . . . . . . . . . . . . . . . . . . . . . . .     10
         2.5     Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
         2.6     Revolving Loan Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
         2.7     Revolving Loan Unused Portion Fee  . . . . . . . . . . . . . . . . . . . . . .     11
         2.8     Borrowing Base   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
         2.9     Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
SECTION 3.       TERM LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
         3.1     Loan Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
         3.2     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
         3.3     Term Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
         3.4     Term Loan Interest Rates   . . . . . . . . . . . . . . . . . . . . . . . . . .     14
         3.5     Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
         3.6     Term Loan Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
         3.7     Term Loan Unused Portion Fee   . . . . . . . . . . . . . . . . . . . . . . . .     15
SECTION 4.       EQUIPMENT LINE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
         4.1     Loan Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
         4.2     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
         4.3     Equipment Note   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
         4.4     Equipment Loan Interest Rate   . . . . . . . . . . . . . . . . . . . . . . . .     16
         4.5     Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
         4.6     Equipment Line Unused Portion Fee  . . . . . . . . . . . . . . . . . . . . . .     16
         4.7     Limitations on Equipment Line Fundings   . . . . . . . . . . . . . . . . . . .     16
SECTION 5.       GENERAL PROVISIONS APPLICABLE TO THE LOANS   . . . . . . . . . . . . . . . . .     17
         5.1     Manner of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
         5.2     Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17





CREDIT AGREEMENT                                                         Page i

         5.3     Book Entry Loan Account  . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
         5.4     Bank Control Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
         5.5     Computations of Interest   . . . . . . . . . . . . . . . . . . . . . . . . . .     18
         5.6     Default Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
         5.7     Maximum Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
         5.8     Late Charge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
         5.9     Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
         5.10    Basis for Determining Interest Rate Inadequate or Illegal  . . . . . . . . . .     19
         5.11    Interest Cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
         5.12    Fundings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
         5.13    Extensions, Renewals, and Modifications  . . . . . . . . . . . . . . . . . . .     21
SECTION 6.       CONDITIONS PRECEDENT FOR FUNDINGS UNDER THE LOANS  . . . . . . . . . . . . . .     21
         6.1     Conditions Precedent for Initial Funding   . . . . . . . . . . . . . . . . . .     21
         6.2     Conditions Precedent to Each Funding Under the Equipment Line  . . . . . . . .     24
         6.3     Conditions Precedent to Acquisition Fundings   . . . . . . . . . . . . . . . .     24
         6.4     Conditions Precedent to Each Subsequent Funding  . . . . . . . . . . . . . . .     25
SECTION 7.       AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
         7.1     Financial Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
         7.2     Licenses and Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
         7.3     Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . .     27
         7.4     Payment of Charges   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
         7.5     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
         7.6     Maintenance of Records   . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
         7.7     Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
         7.8     Hazardous Substances   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
         7.9     Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
         7.10    Notice of Disputes and Other Matters   . . . . . . . . . . . . . . . . . . . .     30
         7.11    Exchange of Note   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
         7.12    Maintenance of Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
         7.13    Other Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
         7.14    After-Acquired Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . .     31
         7.15    Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
         7.16    Maintenance of Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . .     32
SECTION 8.       NEGATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
         8.1     Dividends and Distributions  . . . . . . . . . . . . . . . . . . . . . . . . .     32





CREDIT AGREEMENT                                                        Page ii

         8.2     Transactions With Affiliates   . . . . . . . . . . . . . . . . . . . . . . . .     32
         8.3     Other Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
         8.4     Leases and Leasebacks  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
         8.5     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
         8.6     Advances and Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
         8.7     Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
         8.8     Acquisitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
         8.9     Consolidation, Merger, and Sale of Assets  . . . . . . . . . . . . . . . . . .     35
         8.10    Type of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
         8.11    Change of Chief Executive Office or Name   . . . . . . . . . . . . . . . . . .     35
         8.12    Change in Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
         8.13    Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
         8.14    Pension Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
         8.15    Tangible Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
         8.16    Working Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
         8.17    Debt Service Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . .     36
         8.18    Senior Debt Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
SECTION 9.       REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . .     36
         9.1     Corporate Status   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
         9.2     Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
         9.3     No Violation of Agreements   . . . . . . . . . . . . . . . . . . . . . . . . .     37
         9.4     Recording and Enforceability   . . . . . . . . . . . . . . . . . . . . . . . .     38
         9.5     Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
         9.6     Good Title to Properties   . . . . . . . . . . . . . . . . . . . . . . . . . .     38
         9.7     Licenses and Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
         9.8     No Burdensome Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . .     39
         9.9     Properties in Good Condition   . . . . . . . . . . . . . . . . . . . . . . . .     39
         9.10    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
         9.11    Outstanding Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . .     39
         9.12    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
         9.13    License Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
         9.14    Trademarks, Patents, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .     40
         9.15    Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
         9.16    Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
         9.17    Regulations U and X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
         9.18    Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
         9.19    Condition of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
         9.20    Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41





CREDIT AGREEMENT                                                       Page iii

SECTION 10.      EVENTS OF DEFAULT; REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . .     41
         10.1    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
         10.2    Acceleration; Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
SECTION 11.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
         11.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
         11.2    Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
         11.3    Setoff   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
         11.4    Waiver of Setoff   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
         11.5    Fees and Commissions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
         11.6    No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
         11.7    Entire Agreement and Amendments  . . . . . . . . . . . . . . . . . . . . . . .     46
         11.8    Benefit of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
         11.9    Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
         11.10   Descriptive Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
         11.11   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
         11.12   Consent to Jurisdiction, Service, and Venue  . . . . . . . . . . . . . . . . .     47
         11.13   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48
         11.14   Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
         11.15   Statutory Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49





CREDIT AGREEMENT                                                        Page iv

                                    EXHIBITS

Exhibit A        Revolving Note, Section 2.3
Exhibit B        Term Note, Section 3.3
Exhibit C        Form of Equipment Note, Section 4.3
Exhibit D        Prepayment Formula, Section 5.9
Exhibit E        (E-1 through E-3) Security Agreements, Section 6.1(b)
Exhibit F        Form of Guaranty, Section 6.1(d)
Exhibit G        Opinion of Counsel 6.1(e)
Exhibit H        (H-1 through H-3) Board Resolution and Incumbency Certificates, Section 6.1(h)(iii)
Exhibit I        Pledge Agreement 6.1(k)
Exhibit J        Existing Liens, Section 8.5
Exhibit K        Schedule of Trademarks, Trade Names, Service Marks, Patents and Applications, Section 9.14
Exhibit L        Schedule of Governmental Approvals, Section 9.15





CREDIT AGREEMENT                                                         Page v

                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT

         THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into as of the 7th day of April, 1997, by and between U. S. BANK OF WASHINGTON, NATIONAL ASSOCIATION, a national banking association ("U. S. Bank"), and GARGOYLES, INC., a Washington corporation ("Borrower"). Words and phrases with initial capitalized letters have the meanings assigned in Section 1 of this Agreement.

                                   RECITALS:

         A. U. S. Bank is a national banking association with its principal place of business in Seattle, Washington. Borrower is a corporation formed and existing under the laws of the state of Washington and is engaged in the business of designing, manufacturing, and marketing premium sunglasses and related products.

         B. On October 2, 1996, U. S. Bank and Borrower entered into that certain credit agreement (the "Existing Credit Agreement"), whereby U. S. Bank agreed to provide the credit facilities described in the Existing Credit Agreement to Borrower.

         C. Borrower has requested U. S. Bank to modify and expand the credit facilities provided for in the Existing Credit Agreement. U. S. Bank is ready, able, and willing to extend such credit facilities to Borrower on the terms and conditions of this Agreement.

         D. In order to modify and expand the credit facilities to be provided by U. S. Bank to Borrower, the parties desire to amend and restate the Existing Credit Agreement in its entirety.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:

SECTION 1. DEFINITIONS

         1.1     Terms Defined

         As used herein, the following terms have the meanings set forth below:

         "Adjusted Cash Flow" means Cash Flow for the relevant period adjusted to a pretax basis, plus (a) cash paid by Borrower during the relevant period for Capital Expenditures (excluding the purchase of all or substantially all of the assets of another Person), which cash does not constitute proceeds of loans made to Borrower for the





CREDIT AGREEMENT                                                         PAGE 1
specific purpose of financing Capital Expenditures (including the Equipment Loans), and (b) dividends and distributions paid to Borrower's shareholders (which are prohibited by Section 8.1).

         "Affiliate" means a Person that now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Borrower. A Person shall be deemed to control a corporation or partnership if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management of such corporation or partnership, whether through the ownership of voting securities, by contract, or otherwise.

         "Agreement" means this first amended and restated credit agreement and includes all modifications of this Agreement.

         "Applicable Law" means all applicable provisions and requirements of all (a) constitutions, statutes, ordinances, rules, regulations, standards, orders, and directives of any Governmental Bodies, (b) Governmental Approvals, and (c) orders, decisions, decrees, judgments, injunctions, and writs of all courts and arbitrators, whether such Applicable Laws presently exist, or are modified, promulgated, or implemented after the date hereof.

         "Borrower" means Gargoyles, Inc., a Washington corporation, and its successors.

         "Borrowing Base" has the meaning set forth in Section 2.8 hereof.

         "Borrowing Notice" has the meaning set forth in Section 5.12(a) hereof.

         "Business Day" means any day except a Saturday, Sunday, or other day on which national banks in the state of Washington are authorized or required by law to close.

         "Capital Expenditures" means the aggregate amount of capital expenditures of Borrower as determined in accordance with generally accepted accounting principles, including leases that are or should be capitalized pursuant to generally accepted accounting principles.

         "Cash Flow" means Borrower's net income (after taxes) for the relevant period, subject to the following adjustments:

         (a) There shall be added to net income: (i) charges against income consisting of depreciation of real and personal property, amortization, write-off of




CREDIT AGREEMENT                                                         PAGE 2
goodwill, and other intangibles, (ii) increases in deferred tax accounts, (iii) charges against income for noncash stock compensation, and (iv) interest expense;

         (b) There shall be deducted from net income: (i) revenues derived from sources other than continuing operations, such as net gains from sales of capital assets, restoration to contingency reserves, collection of proceeds of life insurance policies, write-up of assets, or gains from the sale, acquisition, or retirement of securities, (ii) cash paid by Borrower during the relevant period for Capital Expenditures (excluding the purchase of all or substantially all of the assets of another Person), which cash does not constitute proceeds of loans made to Borrower for the specific purpose of financing Capital Expenditures (including the Equipment Loans), (iii) dividends and distributions paid to Borrower's shareholders (which are prohibited by Section 8.1), and (iv) decreases in deferred tax accounts.

         "Claims" has the meaning set forth in Section 11.13 hereof.

         "Collateral" means all the property, real or personal, tangible or intangible, now owned or hereafter acquired, in which U. S. Bank has been or is to be granted a security interest by Borrower or any other Person, to secure the Indebtedness of Borrower to U. S. Bank.

         "Commitment Period" has the meaning set forth in Section 2.1 hereof.

         "Debt Service" means, as of the last day of the relevant period, the current portion of Borrower's long-term debt (including leases that are or should be capitalized in accordance with generally accepted accounting principles), plus interest expense for the relevant period.

         "Debt Service Coverage Ratio" means the ratio of Cash Flow to Debt Service.

         "Default" means any condition or event that constitutes an Event of Default or with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Eligible Accounts Receivable" means the accounts receivable of Borrower and the Subsidiaries excluding the following: (a) accounts receivable that have been outstanding in excess of 90 days from the date of invoice, (b) all accounts receivable from any single customer of Borrower or any of the Subsidiaries if 10 percent or more of such customer's accounts owed to Borrower or any of the Subsidiaries are ineligible for any reason, (c) accounts receivable due from officers, employees, or Affiliates of Borrower, (d) accounts receivable that are partially or wholly subject to the right of setoff, (e) accounts receivable resulting from COD sales, finance charges, and





CREDIT AGREEMENT                                                         PAGE 3
consignments, (f) accounts receivable due from Persons not residents of the United States, except as otherwise approved in writing by U. S. Bank, (g) accounts receivable due from the federal government, (h) accounts receivable that constitute any retainage, (i) accounts receivable that constitute dated billings other than approved by U. S. Bank in writing, (j) accounts receivable in which any Person other than U. S. Bank has a security interest, (k) all accounts receivable from any single customer of Borrower or any of the Subsidiaries in excess of 10 percent of the aggregate amount of Eligible Accounts Receivable, except (i) as otherwise approved in writing by U. S. Bank, and (ii) the limitation set forth in this clause (k) does not apply to accounts receivable from Sunglass Hut International, and (l) all accounts receivable from Sunglass Hut International in excess of the lesser of (i) $3,500,000, or
(ii) an amount equal to 35 percent of the aggregate amount of Eligible Accounts Receivable; provided that such percentage may be reduced to not less than 10 percent by U. S. Bank, upon not less than 60 days prior written notice from U.S. Bank to Borrower. Notwithstanding the foregoing, "Eligible Accounts Receivable" shall not include any accounts receivable unless and until U. S. Bank holds a first, valid, binding, and perfected security interest in any such accounts receivable.

         "Eligible Inventory" means inventory of Borrower and the Subsidiaries, including raw materials and finished goods, valued at the lower of cost or market. "Eligible Inventory" shall exclude inventory that is obsolete, consigned inventory, inventory that is not in salable condition, work in process, and inventory in which any Person other than U. S. Bank has a security interest. Notwithstanding the foregoing, "Eligible Inventory" shall not include any inventory unless and until U. S. Bank holds a first, valid, binding, and perfected security interest in that inventory.

         "Equipment Line" has the meaning set forth Section 4.1 hereof and includes all renewals, replacements, and amendments to the Equipment Line.

         "Equipment Loan" has the meaning set forth Section 4.1 hereof and includes all renewals, replacements, and amendments to the respective Equipment Loan.

         "Equipment Note" has the meaning set forth Section 4.3 hereof and includes all renewals, replacements, and amendments to the respective Equipment Note.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Event of Default" has the meaning set forth Section 10.1 hereof.

         "Existing Credit Agreement" has the meaning set forth in Recital B hereof.





CREDIT AGREEMENT                                                         PAGE 4

         "Funding" means any disbursement of the proceeds of the Revolving Loan, the Term Loan, any Equipment Loan, or the issuance or renewal of any Letter of Credit.

         "GAC" means Gargoyles Acquisition Corporation, a Washington corporation, and its successors.

         "Governmental Approval" means any authorization, consent, approval, certificate of compliance, license, permit, or exemption from, contract with, registration or filing with, or report or notice to, any Governmental Body required or permitted by Applicable Law.

         "Governmental Body" means the government of the United States, any state or any foreign country, or any governmental or regulatory official, body, department, bureau, subdivision, agency, commission, court, arbitrator, or authority, or any instrumentality thereof, whether federal, state, or local.

         "Guarantor" means GAC and HSC, each of which is required to execute and deliver to U. S. Bank a Guaranty pursuant to the terms of this Agreement, together with any Subsidiary that executes a guaranty of the Loans after the date of this Agreement.

         "Guaranty" has the meaning set forth in Section 6.1(d) hereof and includes all renewals, replacements, and amendments of the Guaranty.

         "Hazardous Materials" means oil or petrochemical products, PCBs, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances, or related materials, including, but not limited to, substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any Hazardous Materials Laws.

         "Hazardous Materials Claims" means (a) enforcement, cleanup, removal, or other regulatory actions instituted, completed, or threatened by any Governmental Body pursuant to any applicable Hazardous Materials Laws and (b) claims made or threatened by any third party against Borrower or any Guarantor or its property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from Hazardous Materials.

         "Hazardous Materials Laws" means all Applicable Laws pertaining to Hazardous Materials.

         "HSC" means H.S.C., Inc., a Washington corporation, and its successors.





CREDIT AGREEMENT                                                         PAGE 5

         "Indebtedness" means all items that in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of the balance sheet as of the date that "Indebtedness" is to be determined, and in any event, includes liabilities secured by any mortgage, deed of trust, pledge, lien, or security interest on property owned or acquired, whether or not such a liability has been assumed, and the guaranties, endorsements (other than for collection in the ordinary course of business), and other contingent obligations with regard to the obligations of other Persons.

         "Interest Period" means (a) as to any LIBOR Rate Borrowing under the Revolving Loan, a period of one, two, or three months commencing on the date the LIBOR Borrowing Rate becomes applicable thereto, and (b) as to any LIBOR Rate Borrowing under the Term Loan, a period of one, two, three, or six months commencing on the date the LIBOR Borrowing Rate becomes applicable thereto; provided however, that: (x) no Interest Period shall be selected which would extend beyond the maturity date of the applicable Loan; (y) any Interest Period that would otherwise expire on a day that is not a Business Day, shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event the Interest Period shall end on the immediately preceding Business Day; and (z) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

         "Letters of Credit" has the meaning set forth in Section 2.9 hereof and includes all renewals, replacements, and amendments to the Letters of Credit.

         "LIBOR Borrowing Rate" means (a) for the Revolving Loan, the LIBOR Rate plus 2 percent per annum, and (b) for the Term Loan, the LIBOR Rate plus 3 percent per annum.

         "LIBOR Rate" means for any Interest Period, the rate per annum (rounded upward to the nearest 1/16 of 1 percent) determined by U. S. Bank as of 11:00 a.m., London time, on the date two Business Days prior to the first day of the applicable Interest Period for U. S. dollar deposits for a period equal to the applicable Interest Period; provided, however, that U. S. Bank's LIBOR Rate shall be adjusted to take into account the maximum reserves required to be maintained for Eurocurrency liabilities by banks during each such Interest Period as specified in Regulation D of the Board of Governors of the Federal Reserve System or any successor regulation.





CREDIT AGREEMENT                                                         PAGE 6

         "LIBOR Rate Borrowing" means any Funding or any portion of the applicable Loan for which Borrower has elected the LIBOR Borrowing Rate to apply. The minimum amount of each LIBOR Rate Borrowing shall be $1,000,000 and may only be in integrals of $100,000 in excess thereof.

         "Loan Documents" means this Agreement, the Notes, the Security Agreements, the Pledge Agreement, and the Guaranties, together with all other agreements, instruments, and documents arising out of or relating to this Agreement or the Loans, and includes all renewals, replacements, and amendments thereof.

         "Loans" means the Revolving Loan, the Term Loan, and the Equipment Loans as well as all renewals, replacements, and modifications thereof.

         "Notes" means the Revolving Note, the Term Note, and the Equipment Notes, as well as all renewals, replacements, and amendments thereof.

         "Participant" means any financial institution to which U. S. Bank sells a participation in any of the Loans.

         "Permitted Liens" has the meaning set forth in Section 8.5 hereof.

         "Person" means any individual, partnership, joint venture, firm, corporation, association, limited liability company, limited liability partnership, trust, or other enterprise or any Governmental Body.

         "Plan" means an employee pension benefit plan that is covered by ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1986, as amended, and is either (a) maintained by Borrower or any Affiliate for employees of Borrower or any Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Pledge Agreement" has the meaning set forth in Section 6.1(r) hereof and includes all renewals, replacements, and amendments of the Pledge Agreement.

         "Prime Borrowing Rate" means (a) for the Revolving Loan, the Prime Rate, (b) for the Term Loan, the Prime Rate plus .75 percent per annum, and (c) for the Equipment Loans, the Prime Rate plus .25 percent per annum.





CREDIT AGREEMENT                                                         PAGE 7

         "Prime Rate" means that rate of interest announced by U. S. Bank from time to time as its prime rate. The Prime Rate is not the lowest rate of interest charged by U. S. Bank to any classification of U. S. Bank customers. For purposes of this Agreement, each time the Prime Rate changes, a contemporaneous change shall occur in the interest rate charged to Borrower on any Loans then bearing interest at a rate indexed to the Prime Rate, effective upon the announcement or publication of any such change in rate. U. S. Bank shall not be obligated to notify Borrower of any change in the Prime Rate; however, the Prime Rate is available upon inquiry of U. S. Bank.

         "Prime Rate Borrowing" means any Funding or portion of the applicable Loan pursuant to the terms of this Agreement that bears interest at the Prime Borrowing Rate.

         "Revolving Loan" has the meaning set forth in Section 2.1 hereof and includes all renewals, replacements, and amendments of the Revolving Loan.

         "Revolving Note" has the meaning set forth in Section 2.3 hereof and includes all renewals, replacements, and amendments of the Revolving Note.

         "Security Agreements" has the meaning set forth in Section 6.1(b) hereof and includes all renewals, replacements, and amendments of the Security Agreement.

         "Senior Debt" means the outstanding principal amount of all Indebtedness of Borrower for borrowed money, including all Indebtedness under the Loans, but excluding the outstanding principal amount of subordinated debt that (a) has been approved in writing by U. S. Bank, and (b) is subordinate to Borrower's Indebtedness to U. S. Bank pursuant to a subordination agreement approved in writing by U. S. Bank.

         "Senior Debt Ratio" means the ratio of Senior Debt to Adjusted Cash
Flow.

         "Subsidiaries" means the Persons 100 percent of the equity interest of which is owned by Borrower.

         "Sungold" means Sungold Enterprises, Ltd., a New York corporation.

         "Tangible Net Worth" means Borrower's net worth determined in accordance with generally accepted accounting principles, less (a) the amount of all deferred charges; (b) all intangible assets, including, but not limited to, goodwill, licenses, franchises, trademarks, trade names, service marks, patents, and copyrights; (c) unamortized debt discount and expense; (d) the cost of capital stock of an Affiliate;





CREDIT AGREEMENT                                                         PAGE 8

(e) any Indebtedness owing to Borrower by an Affiliate thereof, unless such Indebtedness arose in connection with the sale or lease of goods or property in the ordinary course of business or the performance of services in the ordinary course of business and would otherwise constitute current assets in accordance with generally accepted accounting principles; and (f) the amount of any write-up in book value of the assets of Borrower resulting from any revaluation of assets.

         "Term Loan" has the meaning set forth in Section 3.1 hereof and includes all renewals, replacements, and amendments of the Term Loan.

         "Term Loan Commitment" has the meaning set forth in Section 3.1 hereof.

         "Term Note" has the meaning set forth in Section 3.3 hereof and includes all renewals, replacements, and amendments of the Term Note.

         "U. S. Bank" means U. S. Bank of Washington, National Association, a national banking association, and its successors and assigns. "Working Capital" means Borrower's (a) current assets, less (b) Borrower's current liabilities, including all amounts outstanding under the Revolving Loan, but excluding all amounts outstanding under the Term Loan.

         1.2     ACCOUNTING TERMS

         (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles consistently applied.

         (b) All financial reporting required by this Agreement, and all financial covenants set forth in this Agreement shall be measured, on a consolidated basis in order to include the assets, liabilities, and results of operations of the Subsidiaries.

         (c) Upon completion of the acquisition of a Person by Borrower or one of the Subsidiaries, and upon completion of the acquisition of all or substantially all of the assets of another Person by Borrower or one of the Subsidiaries, for purposes of measuring the financial covenants set forth in this Agreement, all of the assets, liabilities, Cash Flow, and Adjusted Cash Flow (as the case may be) of such Person shall be included as though the acquisition had been consummated prior to the trailing four quarters from the date as of which the calculation is being made.





CREDIT AGREEMENT                                                         PAGE 9

         1.3     RULES OF CONSTRUCTION

         Unless the context otherwise requires, the following rules of construction apply to the Loan Documents:

         (a) Words in the singular include the plural and in the plural include the singular.

         (b) Provisions of the Loan Documents apply to successive events and transactions.

         (c) In the event of any inconsistency between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement govern.

         1.4     INCORPORATION OF RECITALS AND EXHIBITS

         The foregoing recitals are incorporated into this Agreement by reference. All references to "Exhibits" contained herein are references to exhibits attached hereto, the terms and conditions of which are made a part hereof for all purposes.

SECTION 2.           REVOLVING LOAN

         2.1     LOAN COMMITMENT

         Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U. S. Bank will make Fundings to Borrower from time to time during the period ending June 30, 1999 ("Commitment Period"), but such Fundings (together with any outstanding Letters of Credit) shall not exceed, in the aggregate principal amount at any one time outstanding, $15,000,000 (the "Revolving Loan"). Borrower may borrow, repay, and reborrow hereunder either the full amount of the Revolving Loan or any lesser sum.

         2.2     USE OF PROCEEDS

         The proceeds of the Revolving Loan shall be used by Borrower (a) to renew and refinance the revolving loan outstanding under the Existing Loan Agreement, (b) for operating cash for Borrower and the Subsidiaries, (c) for the acquisition by GAC of substantially all of the assets of Sungold, (d) for the acquisition by Borrower or a





CREDIT AGREEMENT                                                         PAGE 10

Subsidiary of a Person or substantially all of the assets of a Person, provided that the use of proceeds for such acquisition is approved by U. S. Bank in writing, and (e) to refinance operating loans of (i) Sungold, and (ii) Persons acquired by Borrower or a Subsidiary or operating loans of Persons all or substantially all of the assets of which are acquired by Borrower or a Subsidiary, provided that any such acquisition is approved by U. S. Bank in writing.

         2.3     REVOLVING NOTE

         The Revolving Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A (the "Revolving Note").

         2.4     REVOLVING LOAN INTEREST RATES

         Each time Borrower requests a Funding, at any time prior to the expiration of each Interest Period for any LIBOR Rate Borrowing, and at any other time with respect to Prime Rate Borrowings, so long as there exists no Event of Default, Borrower may elect either the Prime Borrowing Rate or the LIBOR Borrowing Rate to apply to such Funding, such existing LIBOR Rate Borrowing at the end of the Interest Period, or such existing Prime Rate Borrowing. In the event that Borrower does not specify an interest rate election as provided for herein for a requested Funding or prior to the end of any Interest Period with respect to an existing LIBOR Rate Borrowing, then such Funding or existing LIBOR Rate Borrowing at the expiration of such Interest Period shall be deemed to constitute a Prime Rate Borrowing.

         2.5     REPAYMENT

         (a) Commencing on the first day of the first month following the initial Funding under the Revolving Loan and on the first day of each month thereafter, Borrower shall pay U. S. Bank an amount equal to all accrued interest on the Revolving Loan.

         (b) Borrower shall pay U. S. Bank all outstanding principal, accrued interest, and other charges with respect to the Revolving Loan on the last day of the Commitment Period.

         2.6     REVOLVING LOAN FEE

         On or before September 30, 1997, Borrower shall pay U. S. Bank a nonrefundable fee for the Revolving Loan in the amount of $75,000, less any amounts previously paid by Borrower to U. S. Bank toward this fee.





CREDIT AGREEMENT                                                         PAGE 11

         2.7     REVOLVING LOAN UNUSED PORTION FEE

         Borrower agrees to pay U. S. Bank a fee for the Revolving Loan in an amount equal to .25 percent per annum of the average unused portion of the Revolving Loan. Such fee shall accrue from and include the date of this Agreement throughout the term of the Revolving Loan and shall be payable quarterly in arrears on the last day of March, June, September, and December, and on any day that the Revolving Loan is paid in full and U. S. Bank's commitment to make further Fundings under the Revolving Loan has expired or terminated. Computations of such fee shall be based on a 360-day year for the actual number of days elapsed. The calculation of the unused portion fee payable as of the last day of June 1997, shall include the unused portion fee payable through the date of this Agreement for the revolving loan pursuant to the Existing Credit Agreement.

         2.8     BORROWING BASE

         (a) The outstanding balance of principal and interest on the Revolving Loan (including outstanding Letters of Credit) shall at no time exceed an amount equal to:

                  (i)     80 percent of Eligible Accounts Receivable, plus

                 (ii) 50 percent of Eligible Inventory; provided that the maximum advance based upon Eligible Inventory is limited to $6,000,000

("Borrowing Base").

         (b) Borrower shall submit to U. S. Bank a Borrowing Notice in a form acceptable to U. S. Bank calculating the Borrowing Base and executed by Borrower (i) on the fifth Business Day of each calendar month for the previous fiscal month of Borrower, and (ii) promptly upon U. S. Bank's request.

         (c) If at any time the aggregate principal amount of the Revolving Loan (including outstanding Letters of Credit) shall exceed the Borrowing Base, Borrower shall repay such outstanding portion of the Revolving Loan in an amount equal to such excess within one Business Day. Borrower's failure to do so shall constitute an Event of Default.

         2.9     LETTERS OF CREDIT

         (a) Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U. S. Bank will issue standby and commercial letters





CREDIT AGREEMENT                                                         PAGE 12
of credit (the "Letters of Credit") for the benefit of Borrower in forms acceptable to U. S. Bank from time to time during the Commitment Period. The expiration date of any Letter of Credit shall not extend beyond the Commitment Period. The maximum aggregate amount of outstanding Letters of Credit shall not exceed, at any one time, $1,500,000. The maximum aggregate amount of outstanding Letters of Credit plus the aggregate outstanding amount of principal and interest on the Revolving Loan shall not exceed, at any one time, $15,000,000.

         (b) Prior to issuing any Letter of Credit, Borrower shall execute and deliver to U. S. Bank a letter of credit application in U. S. Bank's then customary form, and such other documents as U. S. Bank customarily requests in connection with the issuance of letters of credit at that time.

         (c) Borrower shall pay to U. S. Bank a fee for the issuance of each Letter of Credit in an amount equal to U. S. Bank's standard fee at the time of issuance, plus U. S. Bank's customary fees and handling charges. Such fees may be paid to U. S. Bank by U. S. Bank's making a Funding under the Revolving Loan.

         (d) Any draws on Letters of Credit issued by U. S. Bank pursuant to the terms of this Agreement shall be paid by Borrower immediately upon receipt of notice from U. S. Bank of such draw. So long as Borrower meets the conditions to Fundings under the Loans, draws on Letters of Credit may be paid from Fundings under the Revolving Loan. In the event Borrower fails to make such immediate repayment, U. S. Bank shall be authorized to consider any such draws as Fundings under the Revolving Loan. In the event Borrower is in Default under the terms of this Agreement on the date of any such draw, such draw will nevertheless constitute a Funding on the Revolving Loan and shall not constitute a waiver of any of U. S. Bank's rights hereunder or under any of the other Loan Documents. In the event that any Letters of Credit are outstanding upon the expiration of the Commitment Period for the Revolving Loan, Borrower shall, upon U. S. Bank's request, deposit with U. S. Bank in a special demand deposit account set up by Borrower, an amount of cash necessary to cover all outstanding Letters of Credit. Borrower hereby grants U. S. Bank a security interest in any such demand deposit account and gives U. S. Bank the authority to debit such account upon a draw on outstanding Letters of Credit in an amount equal to the amount paid by U. S. Bank to the beneficiaries of such Letters of Credit. In the event Borrower does not establish such an account, or in the event the amount of funds in such account are insufficient to satisfy the obligations of U. S. Bank under all outstanding Letters of Credit, then all payments made by U. S. Bank under such Letters of Credit shall automatically constitute Fundings under the Revolving Loan, notwithstanding the fact that the Commitment Period for the Revolving Loan has expired. U. S. Bank shall maintain possession of the Revolving





CREDIT AGREEMENT                                                         PAGE 13

Note until all Letters of Credit have either expired, been canceled, or been paid by U. S. Bank and U. S. Bank has been reimbursed in full.

SECTION 3.           TERM LOAN

         3.1     LOAN COMMITMENT

         Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U. S. Bank will lend to Borrower $11,000,000 on a term loan basis (the "Term Loan"). The maximum outstanding principal balance under the Term Loan shall at no time exceed the following amounts for the time periods set forth below ("Term Loan Commitment").

                            TIME PERIOD                        TERM LOAN COMMITMENT
                            -----------                        --------------------
                         4/7/97 - 12/30/97                         $11,000,000
                        12/31/97 - 12/30/98                         $8,250,000
                         12/31/98 - 4/7/99                          $5,500,000

         3.2     USE OF PROCEEDS

         The proceeds of the Term Loan shall be used (a) for the acquisition by GAC of substantially all of the assets of Sungold, and (b) for the acquisition by Borrower or a Subsidiary of a Person or substantially all of the assets of a Person, provided that the use of proceeds for such acquisition is approved by
U. S. Bank in writing.

         3.3     TERM NOTE

         The Term Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit B (the "Term Note").

         3.4     TERM LOAN INTEREST RATES

         Each time Borrower requests a Funding, at any time prior to the expiration of each Interest Period for any LIBOR Rate Borrowing, and at any other time with respect to Prime Rate Borrowings, so long as there exists no Event of Default, Borrower may elect either the Prime Borrowing Rate or the LIBOR Borrowing Rate





CREDIT AGREEMENT                                                         PAGE 14
to apply to such Funding, such existing LIBOR Rate Borrowing at the end of the Interest Period, or such existing Prime Rate Borrowing. In the event that Borrower does not specify an interest rate election as provided for herein for a requested Funding or prior to the end of any Interest Period with respect to an existing LIBOR Rate Borrowing, then such Funding or existing LIBOR Rate Borrowing at the expiration of such Interest Period shall be deemed to constitute a Prime Rate Borrowing.

         3.5     REPAYMENT

         (a) Commencing on the first day of the first month following the initial Funding under the Term Loan and on the first day of each month thereafter, Borrower shall pay U. S. Bank an amount equal to all accrued interest on the Term Loan.

         (b) On December 31, 1997, and December 31, 1998, Borrower shall make principal reduction payments on the Term Loan to U. S. Bank in an amount (if any) necessary to reduce the outstanding balance of the Term Loan to the then-applicable amount of the Term Loan Commitment.

         (c) Borrower shall pay U. S. Bank all outstanding principal, accrued interest, and other charges with respect to the Term Loan two years from the date of this Agreement.

         3.6     TERM LOAN FEE

         On or before September 30, 1997, Borrower shall pay U. S. Bank a nonrefundable fee for the Term Loan in the amount of $125,000.

         3.7     TERM LOAN UNUSED PORTION FEE

         Borrower agrees to pay U. S. Bank a fee for the Term Loan in an amount equal to .25 percent per annum of the average unused portion of the Term Loan, based on the unused amount of the commitment under the Term Loan during the applicable time period. Such fee shall accrue from and include the date of this Agreement throughout the term of the Term Loan and shall be payable quarterly in arrears on the last day of March, June, September, and December, and on any day that the Term Loan is paid in full and U. S. Bank's commitment to make further Fundings under the Term Loan has expired or terminated. Computations of such fee shall be based on a 360-day year for the actual number of days elapsed.





CREDIT AGREEMENT                                                         PAGE 15

SECTION 4.           EQUIPMENT LINE

         4.1     LOAN COMMITMENT

         Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U. S. Bank will make available to Borrower a $5,000,000 nonrevolving equipment line of credit during the Commitment Period (the "Equipment Line"). Each individual Funding under the Equipment Line shall constitute a separate loan ("Equipment Loan"). The aggregate principal amount of all Equipment Loans shall not exceed $5,000,000.

         4.2     USE OF PROCEEDS

         The proceeds of the Equipment Line shall be used by Borrower solely to provide financing for equipment acquisitions; provided that the initial Funding under the Equipment Line may be used to reimburse Borrower for working capital used by Borrower to finance the acquisition of equipment. Proceeds of the Equipment Line may not be used to finance the acquisition of another Person or all or substantially all of the assets of another Person.

         4.3     EQUIPMENT NOTE

         Each Equipment Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit C (an "Equipment Note").

         4.4     EQUIPMENT LOAN INTEREST RATE

         Each Equipment Loan shall bear interest on the principal amount thereof remaining unpaid from time to time at the applicable Prime Borrowing Rate.

         4.5     REPAYMENT

         (a) Commencing on the first day of the first month following the Funding of each Equipment Loan and on the first day of each month thereafter, Borrower shall pay U. S. Bank an amount equal to all accrued interest on such Equipment Loan.

         (b) On March 31, June 30, September 30, and December 31 of each year during the term of each Equipment Loan, Borrower shall pay to U. S. Bank an amount equal to one-twentieth of the initial principal amount of each Equipment Loan, commencing on the first such date subsequent to the Funding of such Equipment Loan.





CREDIT AGREEMENT                                                         PAGE 16

         (c) Borrower shall pay U. S. Bank all outstanding principal, accrued interest, and other charges with respect to each Equipment Loan five years from the date of each respective Equipment Note, but, in any case, no later September 30, 2003.

         4.6     EQUIPMENT LINE UNUSED PORTION FEE

         Borrower agrees to pay U. S. Bank a fee for the Equipment Line in an amount equal to .25 percent per annum of the average unused portion of the Equipment Line, based on the amount of the remaining unused commitment under the Equipment Line during the applicable time period. Such fee shall accrue from and include the date of this Agreement throughout the term of the Equipment Line and shall be payable quarterly in arrears on the last day of March, June, September, and December, and on any day that the Equipment Line is paid in full and U. S. Bank's commitment to make further Fundings under the Equipment Line has expired or terminated. Computations of such fee shall be based on a 360-day year for the actual number of days elapsed.

         4.7     LIMITATIONS ON EQUIPMENT LINE FUNDINGS

         The initial principal amount of each Equipment Loan shall not exceed an amount equal to 80 percent of the cost of equipment financed by the proceeds of such Equipment Loan.

SECTION 5.           GENERAL PROVISIONS APPLICABLE TO THE LOANS

         5.1     MANNER OF PAYMENT

         All sums payable to U. S. Bank pursuant to this Agreement shall be paid directly to U. S. Bank in immediately available United States funds. Whenever any payment to be made hereunder or on any of the Notes becomes due and payable on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

         5.2     STATEMENTS

         U. S. Bank shall send Borrower statements of all amounts due hereunder; the statements shall be considered correct and conclusively binding, absent manifest error, on Borrower unless Borrower notifies U. S. Bank to the contrary within 30 days of receipt of any statement that Borrower claims to be incorrect. Borrower agrees that accounting entries made by U. S. Bank with respect to Borrower's loan accounts shall constitute evidence of all Fundings made under and payments made on any of the





CREDIT AGREEMENT                                                         PAGE 17

Loans. Without limiting the methods by which U. S. Bank may otherwise be entitled by Applicable Law to make demand for payment of the Loans upon Borrower, Borrower agrees that any statement, invoice, or payment notice from
U. S. Bank to Borrower with respect to any principal or interest obligation of Borrower to U. S. Bank shall be deemed to be a demand for payment in accordance with the terms of such statement, invoice, or payment notice. Under no circumstances shall a demand by U. S. Bank for partial payment of principal or interest or both be construed as a waiver by U. S. Bank of its right thereafter to demand and receive payment (in part or in full) of any remaining principal or interest obligation.

         5.3     BOOK ENTRY LOAN ACCOUNT

         U. S. Bank shall establish a book entry loan account for each of the Loans in which U. S. Bank will make debit entries of all Fundings pursuant to the terms of this Agreement. U. S. Bank will also record in the applicable loan account, in accordance with customary banking practices, all interest and other charges, expenses, and other items properly chargeable to Borrower, if any, together with all payments made by Borrower on account of the Indebtedness evidenced by Borrower's respective loan accounts and all other sums credited to the respective loan accounts. The debit balance of Borrower's respective loan accounts shall reflect the amount of Borrower's Indebtedness to U. S. Bank from time to time by reason of advances, charges, payments, or credits.

         5.4     BANK CONTROL ACCOUNT

         So long as any amounts remain outstanding under any of the Loans, there shall be established for Borrower and the Subsidiaries one or more bank control accounts at U. S. Bank into which all funds obtained by Borrower and the Subsidiaries from the collection of accounts receivable, from the sale of inventory or services, or otherwise during the terms of the Loans shall be deposited. Notwithstanding the foregoing, for a period not to exceed 180 days following the date of this Agreement, GAC may maintain a depository account at a bank in the state of New York into which GAC may deposit funds from the collection of its accounts receivable, provided that Borrower shall be required GAC to transfer all funds deposited into such account to a bank control account at U. S. Bank every Business Day. U. S. Bank and Borrower hereby agree that
U. S. Bank may credit the bank control accounts in order to make any payments under the Loans that Borrower is required to make pursuant to the terms of this Agreement.





CREDIT AGREEMENT                                                         PAGE 18

         5.5     COMPUTATIONS OF INTEREST

         All computations of interest shall be based on a 360-day year for the actual number of days elapsed.

         5.6     DEFAULT INTEREST

         Upon the occurrence and during the continuance of any Event of Default, U. S. Bank may, at its option, raise the interest rate charged on the Loans to a rate of up to the Prime Borrowing Rate applicable to each Loan plus 4 percent per annum from the date of the occurrence of the Event of Default until the Event of Default is cured or waived by U. S. Bank or, absent cure or waiver, until the Loans are repaid in full.

         5.7     MAXIMUM INTEREST RATE

         Notwithstanding any provision contained herein or in the Notes, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of interest permitted by Applicable Law to be charged, collected, or received from Borrower; and if any payments by Borrower include interest in excess of that maximum amount, U. S. Bank shall apply the excess first to reduce the unpaid balance of the Loans, then to reduce the balance of any other Indebtedness of Borrower to U. S. Bank. If there is no such Indebtedness, the excess shall be returned to Borrower.

         5.8     LATE CHARGE

         If any payment of principal or interest required under any of the Loans is 15 days or more past due, Borrower will be charged a late charge of 5 percent of the delinquent payment or $5, whichever is greater, for each such late payment. The 15-day period provided for herein shall not be construed as a waiver of any Default or Event of Default resulting from any late payment under any of the Loans.

         5.9     PREPAYMENTS

         Prepayments of all or any portion of Prime Rate Borrowings shall not be subject to a prepayment charge. In the event Borrower prepays all or any portion of any LIBOR Rate Borrowing prior to the expiration of the applicable Interest Period, Borrower shall pay to U. S. Bank a yield maintenance charge in an amount calculated pursuant to the formula set forth in Exhibit D. All prepayments shall be applied to the Loans being prepaid in the inverse order of maturity.





CREDIT AGREEMENT                                                         PAGE 19

         5.10    BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR ILLEGAL

         (a) U. S. Bank's obligation to maintain LIBOR Rate Borrowings shall be suspended upon U. S. Bank's giving notice to Borrower that it shall be against Applicable Law or impossible for U. S. Bank to maintain LIBOR Rate Borrowings until U. S. Bank notifies Borrower that the circumstances giving rise to the suspension no longer exist.

         (b) After the date of this Agreement, if adoption of any Applicable Law or any change therein or any change in the interpretation or administration thereof by any Governmental Body, central bank, or comparable agency charged with the interpretation or administration thereof, or if compliance by U. S. Bank with any request or directive (whether or not having the force of Applicable Law) of any such Governmental Body, central bank, or comparable agency makes it against Applicable Law or impossible for U. S. Bank to maintain LIBOR Rate Borrowings, U. S. Bank, shall immediately give notice thereof to Borrower.

         (c) Upon notice to Borrower provided for in Section 5.10(a) or (b) herein, all LIBOR Rate Borrowings shall automatically convert to Prime Rate Borrowings.

         (d) If U. S. Bank notifies Borrower that the circumstances giving rise to the suspension of LIBOR Rate Borrowings no longer apply, then the interest rate election set forth in Sections 2.4 and 3.4 shall again be effective on the date U. S. Bank provides such notice to Borrower.

         5.11    INTEREST COST

         If the revision of Regulation D announced by the Board of Governors of the Federal Reserve Board, or if the adoption of any Applicable Law or any change therein or any change in the interpretation or administration thereof by any Governmental Body, central bank, or comparable agency charged with the interpretation or administration thereof, or if compliance by U. S. Bank with any request or directive (whether or not having the force of Applicable Law) of any such Governmental Body, central bank, or comparable agency:

         (a) Shall subject U. S. Bank to any tax, duty, or other charge resulting from all or any portion of the Loans bearing interest at the LIBOR Borrowing Rate, or shall change the basis of taxation of payments to U. S. Bank of the principal of or interest on the Loans, or any portion thereof, with interest accruing at the LIBOR Borrowing Rate or any other amount due under this Agreement with regard to the Loans with interest bearing at the LIBOR Borrowing Rate (except for changes in the rate of tax on





CREDIT AGREEMENT                                                         PAGE 20
the overall net income of U. S. Bank imposed by the jurisdiction in which U. S. Bank's principal executive office lies); or

         (b) Shall impose or modify any reserve (including but not limited to any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, or similar requirement against assets of, deposits with, or for the account of, or credit extended by U. S. Bank or shall impose on U. S. Bank any other condition affecting the LIBOR Rate Borrowings under the Loans' and the result of any of the foregoing is to increase the cost to U. S. Bank of maintaining the LIBOR Rate Borrowings or to reduce the return of U. S. Bank under this Agreement; then, from time to time, within ten days after demand by
U. S. Bank, Borrower shall pay to U. S. Bank such additional amount or amounts as will compensate U. S. Bank for such increase in cost or reduction in return.

         5.12    FUNDINGS

         (a) Borrower shall give U. S. Bank notice (either in writing or orally) for each Prime Rate Borrowing and shall give U. S. Bank two Business Days prior written notice for each LIBOR Rate Borrowing (between 8 a.m. and 12 noon Seattle, Washington time). Each such notice ("Borrowing Notice") shall be given by Douglas Hauff, Travis Worth, Steven Kingma, Kimberly Eiring, or Brody Hanssen, each of whom is authorized to request Fundings and direct disposition of any such Fundings until written notice by Borrower of the revocation of such authority is received by U. S. Bank. The Borrowing Notice shall specify (i) the amount of the requested Funding, (ii) the interest option chosen by Borrower, (iii) for LIBOR Rate Borrowings, the Interest Period, and (iv) whether Borrower is requesting a new Funding at the LIBOR Borrowing Rate or conversion of any portion of the Prime Rate Borrowing to an LIBOR Rate Borrowing. Each Borrowing Notice shall be effective upon receipt, except that notices received by U. S. Bank after 12 noon, Seattle time, on a Business Day shall be deemed to be received on the immediately succeeding Business Day.

         (b) Borrower acknowledges that U. S. Bank cannot effectively determine whether a particular request for a Funding is valid, authorized, or authentic. It is nevertheless important to Borrower that it has the privilege of making requests for Fundings in accordance with Section 5.12(a) hereof. Therefore, to induce U. S. Bank to lend funds in response to such requests and in consideration for U. S. Bank's agreement to receive and consider such requests, Borrower assumes all risk of the validity, authenticity, and authorization of such requests, whether or not the individual making such requests has authority to request Fundings and whether or not the





CREDIT AGREEMENT                                                         PAGE 21
aggregate sum owing exceeds the maximum principal amount referred to above.
U. S. Bank shall not be responsible under principles of contracts, tort, or otherwise for the amount of an unauthorized or invalid Funding; rather, Borrower agrees to repay any sums with interest as provided herein.

         5.13    EXTENSIONS, RENEWALS, AND MODIFICATIONS

         Any extensions, renewals, and modifications of the Loans shall be governed by the terms and conditions of this Agreement and the other Loan Documents unless otherwise agreed to in writing by U. S. Bank and Borrower.

SECTION 6.           CONDITIONS PRECEDENT FOR FUNDINGS UNDER THE LOANS

         6.1     CONDITIONS PRECEDENT FOR INITIAL FUNDING

         U. S. Bank shall not be required to make the initial Funding under any of the Loans unless or until the following conditions have been fulfilled to the satisfaction of U. S. Bank:

         (a) U. S. Bank shall have received this Agreement, the Revolving Note, and the Term Note, duly executed and delivered by the respective parties thereto.

         (b) U. S. Bank shall have received, duly executed and delivered by each of Borrower, HSC, and GAC, triplicate originals of a security agreement in the forms attached hereto as Exhibit E-1, E-2, and E-3 (together with the replacement GAC security agreements described below, the "Security Agreements"), granting to U. S. Bank a first priority and exclusive security interest in all of the personal property of Borrower, whether tangible or intangible, now owned or hereafter acquired. Concurrently with the name change of GAC to "Sungold Eyewear, Inc.," GAC shall execute and deliver to U. S. Bank triplicate originals of the GAC Security Agreement reflecting the name change. Two of the triplicate originals of each of the Security Agreements shall be filed by U. S. Bank with the United States Patent and Trademark Office.

         (c) U. S. Bank shall have received, duly executed and delivered by Borrower, such financing statements and other documents deemed necessary by U.
S. Bank to perfect the security interests granted to U. S. Bank.

         (d) U. S. Bank shall have received a guaranty from each of the Guarantors, duly executed and delivered, in the form attached hereto as Exhibit F ("Guaranty").





CREDIT AGREEMENT                                                         PAGE 22

         (e) U. S. Bank shall have received from counsel for Borrower, an opinion addressed to U. S. Bank and dated as of the date of this Agreement, in the form attached hereto as Exhibit G.

         (f) No Default or Event of Default hereunder shall exist, and after having given effect to the requested Funding, no Default or Event of Default shall exist.

         (g) All representations and warranties of Borrower contained herein or otherwise made in writing in connection herewith shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the initial Funding.

         (h) All corporate proceedings of Borrower and each of the Subsidiaries shall be satisfactory in form and substance to U. S. Bank, and
U. S. Bank shall have received all information and copies of all documents, including records of all corporate proceedings, that U. S. Bank has requested in connection therewith, such documents where appropriate to be certified by proper corporate authorities or Governmental Bodies. Borrower shall provide
U. S. Bank with the following documents prior to or upon the execution of this
Agreement:

                  (i) Copies of the articles or certificates of incorporation (as the case may be) of Borrower and each of the Subsidiaries, together with all amendments thereto, certified by Borrower to be true and complete;

                 (ii) A certificate of authority or good standing (as the case may be) for Borrower and each of the Subsidiaries in its respective state of incorporation and in the state of its respective principal place of business, dated within 30 days of the date of the execution of this Agreement; and

                (iii) A certified resolution of the directors and incumbency certificate of Borrower and each of the Subsidiaries in the form attached hereto as Exhibit H-1, H-2, and H-3.

         (i) U. S. Bank shall have received such evidence deemed necessary by U. S. Bank that U. S. Bank's security interests in the Collateral constitute first priority and exclusive security interests, except as otherwise provided herein.

         (j) U. S. Bank shall have received, reviewed, and approved Borrower's 1996 fiscal year end audit, Borrower's interim financial statements since Borrower's 1996 fiscal year end, as well as a pro forma balance sheet of Borrower dated as of the date of the initial Funding, reflecting the acquisition contemplated by GAC of substantially all of the assets of Sungold.





CREDIT AGREEMENT                                                         PAGE 23

         (k) U. S. Bank shall have received a pledge agreement from Borrower, duly executed and delivered, in the form attached hereto as Exhibit I ("Pledge Agreement"), together with all stock certificates representing Guarantor's ownership interest in Borrower, as well as an assignment separate from certificate signed in blank by Borrower for each such certificate.

         (l) U. S. Bank shall have received a Borrowing Notice from Borrower for the initial Funding requested under the Revolving Loan and the Term Loan.

         (m) U. S. Bank shall have received insurance certificates and lender loss payable endorsements on casualty/property loss insurance in forms satisfactory to U. S. Bank to the effect set forth in Section 7.5 hereof.

         (n) U. S. Bank shall have received, reviewed, and approved all of the manufacturing, employment, licensing, and distribution agreements of Borrower, the Subsidiaries, and Sungold.

         (o) U. S. Bank shall have received, reviewed, and approved all documents in connection with the acquisition by GAC of substantially all of the assets of Sungold. In addition, U. S. Bank shall have received evidence satisfactory to U. S. Bank that such acquisition will close concurrently with the initial Funding of the Term Loan in accordance with the documents approved by U. S. Bank .

         (p) U. S. Bank shall have received evidence satisfactory to U. S. Bank reflecting that during the 1996 calendar year, the owners of Sungold received aggregate cash compensation of not less than $3,000,000.

         6.2     CONDITIONS PRECEDENT TO EACH FUNDING UNDER THE EQUIPMENT LINE

         The obligation of U. S. Bank to make any Funding (including the initial Funding) under the Equipment Line is subject to the fulfillment, to the satisfaction of U. S. Bank, of the following:

         (a) U. S. Bank shall have received an Equipment Note and Borrowing Notice with respect to the requested Funding, duly executed and delivered by Borrower.

         (b)     U. S. Bank shall have received evidence deemed satisfactory to
U. S. Bank reflecting that the amount of the requested Funding does not exceed 80 percent of the purchase price of the equipment to be purchased with the requested Funding or, in the case of the initial Funding under the Equipment Line, of the equipment purchased with Borrower's working capital.





CREDIT AGREEMENT                                                         PAGE 24

         6.3     CONDITIONS PRECEDENT TO ACQUISITION FUNDINGS

         The obligation of U. S. Bank to make any Funding under the Revolving Loan or the Term Loan in order to finance the acquisition of any Person or all or substantially all of the assets of any Person subsequent to the initial Funding under the Term Loan is subject to the fulfillment, to the satisfaction of U. S. Bank, of the following:

         (a) U. S. Bank shall have approved in writing the acquisition by Borrower or a Subsidiary of a Person or substantially all of the assets of a Person in connection with which the proposed Funding under the Revolving Loan or the Term Loan is to be used.

         (b) U. S. Bank shall have received, reviewed, and approved all documents arising out of or relating to the proposed acquisition. In addition,
U. S. Bank shall have received evidence satisfactory to U. S. Bank that such acquisition will close concurrently with the requested Funding under the Revolving Loan or the Term Loan in accordance with the documents approved by
U. S. Bank.

         (c) There shall have been executed and delivered to U. S. Bank such further instruments, agreements, and documents as may be reasonably necessary or proper in the opinion of U. S. Bank to confirm the obligations of Borrower and the Subsidiaries to U. S. Bank hereunder and the grant of security in the equity interests and assets to be acquired, including, without limitation, security agreements, pledge agreements, assignments separate from certificate, stock certificates, UCC financing statements, guaranties, and resolutions.

         6.4     CONDITIONS PRECEDENT TO EACH SUBSEQUENT FUNDING

         The obligation of U. S. Bank to make any Funding subsequent to the initial Funding hereunder is subject to the fulfillment, to the satisfaction of
U. S. Bank, of the following:

         (a) The conditions set forth in Section 6.1 shall have been previously satisfied, and U. S. Bank shall have received evidence satisfactory to U. S. Bank of satisfaction thereof.

         (b) U. S. Bank shall have received a Borrowing Notice for each requested Funding.

         (c) There shall have been executed and delivered to U. S. Bank such further instruments, agreements, and documents as may be reasonably necessary or proper in





CREDIT AGREEMENT                                                         PAGE 25
the opinion of U. S. Bank to confirm the obligations of Borrower to U. S. Bank hereunder, the grant of security therefor, and the proper use of the proceeds of all Fundings.

         (d) The representations and warranties of Borrower in Section 9 hereof shall be true on the date of each Funding with the same force and effect as if made on and as of that date.

         (e) No Default or Event of Default shall exist, and, after having given effect to the requested Funding, no Default or Event of Default would exist.

         (f) To the extent not previously delivered, all other documents, agreements, and instruments from or with respect to Borrower or any other Person that may be called for hereunder shall be duly executed and delivered to
U. S. Bank, including, but not limited to, all documents, agreements, and instruments deemed necessary by U. S. Bank to perfect its security interest in Collateral acquired after the date of this Agreement. For the purposes of this Agreement, the waiver of delivery of any document, agreement, or instrument from or with respect to Borrower or any other Person does not constitute a continuing waiver with respect to the obligation to fulfill the conditions precedent to each Funding hereunder.

SECTION 7.           AFFIRMATIVE COVENANTS

         Borrower hereby covenants and agrees that so long as this Agreement is in effect, and until the Loans, together with interest thereon, and all other obligations incurred hereunder are paid or satisfied in full, Borrower shall:

         7.1     FINANCIAL DATA

         Keep its books of account in accordance with generally accepted accounting principles, consistently applied, and furnish to U. S. Bank:

         (a) As soon as practicable and in any event within 25 days after the close of each month, the following unaudited financial statements of Borrower for each such month, all in reasonable detail, in comparative form to historical and budgeted financial statements, and certified by Borrower to be true and correct: balance sheet, statement of income, and statement of cash flows. There shall be included in such financial statements prepared as of the end of each fiscal quarter of Borrower a calculation of the financial covenants provided for in Section 8 hereof.

         (b) As soon as practicable and in any event within 120 days after the close of each fiscal year of Borrower, the following financial statements of Borrower,





CREDIT AGREEMENT                                                         PAGE 26
setting forth the corresponding figures for the previous fiscal year in comparative form where appropriate, all in reasonable detail and audited (without any qualification or exception deemed material by U. S. Bank) by Borrower's current independent certified public accountant or such other independent certified public accountants selected by Borrower and satisfactory to U. S. Bank: balance sheet, statement of income, and statement of cash flows. Borrower shall provide U. S. Bank with a copy of its independent certified public accountants' management letter or other similar report or correspondence to Borrower.

         (c) The financial statements of Guarantors as required by the Guaranties.

         (d) As soon as practicable and in any event within 45 days after the close of each fiscal quarter of Borrower, certificates signed by Borrower, stating that during such period no Default or Event of Default existed or, if any such Default or Event of Default existed, specifying the nature thereof, the period of existence thereof, and what action Borrower proposes to take or has taken with respect thereto, and that during such period Borrower was in compliance with all the financial covenants set forth in Section 8 hereof; and promptly upon the occurrence of any Default or Event of Default, a certificate signed by Borrower, specifying the nature thereof, the period of existence thereof, and what action Borrower proposes to take or has taken with respect thereto.

         (e) As soon as practicable and in any event within 25 days after the close of each month, accounts receivable and accounts payable agings, as well as a report of inventory by type and location for each such month in forms and in such detail as is acceptable to U. S. Bank.

         (f) Upon request by U. S. Bank, copies of all reports relative to the operations of Borrower and its Affiliates filed with any Governmental Body.

         (g) As soon as practicable and in any event within 30 days of the end of each fiscal year, a statement projecting all capital expenditures to be made or committed to during the following fiscal year of Borrower.

         (h) As soon as practicable and in any event within 30 days of the end of each fiscal year, a five-year projection of the financial operations of Borrower in a form and in such detail as is acceptable to U. S. Bank.

         (i) With reasonable promptness, such other information regarding the business, operations, and financial condition of Borrower and Guarantors as
U. S. Bank may from time to time reasonably request.





CREDIT AGREEMENT                                                         PAGE 27

         7.2     LICENSES AND PERMITS

         Maintain all Governmental Approvals and all related or other material agreements necessary for Borrower and the Guarantors to operate their businesses, as they now exists or as they may be modified or expanded. Borrower and the Guarantors will at all times comply with all Applicable Laws relating to the operations, facilities, or activities of Borrower and the Guarantors.

         7.3     MAINTENANCE OF PROPERTIES

         Keep Borrower's and Guarantors' properties in good repair and in good working order and condition, in a manner consistent with past practices and comparable to industry standards; from time to time make all appropriate and proper repairs, renewals, replacements, additions, and improvements thereto; and keep all equipment that may now or in the future be subject to compliance with any Applicable Laws in full compliance with such Applicable Laws.

         7.4     PAYMENT OF CHARGES

         Duly pay and discharge all material (a) taxes, assessments, levies, and any other charges of Governmental Bodies imposed on or against Borrower, Guarantors, or their property or assets, or upon any property leased by Borrower or Guarantors, prior to the date on which penalties attached thereto, unless and to the extent only that such taxes, assessments, levies, and any other charges of Governmental Bodies, after written notice thereof having been given to U. S. Bank, are being contested in good faith and by appropriate proceedings, (b) claims allowed by Applicable Laws, whether for labor, materials, rentals, or anything else, that could, if unpaid, become a lien or charge upon Borrower's or Guarantors' property or assets or the outstanding capital stock of Borrower or adversely affect the facilities or operations of Borrower or Guarantors (unless and to the extent only that the validity thereof is being contested in good faith and by appropriate proceedings after written notice thereof has been given to U. S. Bank); (c) trade bills in accordance with the terms thereof or generally prevailing industry standards; and (d) other Indebtedness heretofore or hereafter incurred or assumed by Borrower or Guarantors, unless such Indebtedness be renewed or extended. In the event any charge is being contested by Borrower as allowed above, Borrower shall establish adequate reserves against possible liability therefor.

         7.5     INSURANCE

         (a) Maintain insurance upon Borrower's and Guarantors' properties and business insuring against such risks as U. S. Bank shall reasonably determine from time to time. Borrower shall cause each insurance policy issued in connection





CREDIT AGREEMENT                                                         PAGE 28
therewith to provide and shall cause the insurer issuing such policy to certify to U. S. Bank that (i) if such insurance is proposed to be canceled or materially changed for any reason whatsoever, such insurer will promptly notify
U. S. Bank, and such cancellation or change shall not be effective as to U. S. Bank for 30 days after receipt by U. S. Bank of such notice, unless the effect of the change is to extend or increase coverage under the policy; (ii) U. S. Bank will have the right at its election to remedy any default in the payment of premiums within 30 days of notice from the insurer of the default; and (iii) loss payments from casualty/property loss insurance in excess of $50,000 in each instance will be payable jointly to Borrower or Guarantor (as the case may be) and U. S. Bank as secured party or otherwise as its interest may appear.

         (b) From time to time upon request by U. S. Bank, promptly furnish or cause to be furnished to U. S. Bank evidence, in form and substance satisfactory to U. S. Bank, of the maintenance of all insurance, indemnities, or bonds required by this Section 7.5 or by any license, lease, or other agreement to be maintained, including, but not limited to, such originals or copies as U. S. Bank may request of policies, certificates of insurance, riders, assignments, and endorsements relating to the insurance and proof of premium payments.

         7.6     MAINTENANCE OF RECORDS

                 Keep at all times books of account and other records in which full, true, and correct entries will be made of all dealings or transactions in relation to the business and affairs of Borrower and Guarantors.

         7.7     INSPECTION

         Allow any representative of U. S. Bank to visit and inspect any of the properties of Borrower and Guarantors, to examine the books of account and other records and files of Borrower and Guarantors, to make copies thereof, and to discuss the affairs, business, finances, and accounts of Borrower and Guarantors with their officers, employees, and accountants, all at such reasonable times and as often as U. S. Bank may desire. This right of inspection shall specifically include U. S. Bank's collateral and financial examinations.

         7.8     HAZARDOUS SUBSTANCES

         (a) Borrower hereby covenants and agrees that so long as any Indebtedness of Borrower to U. S. Bank is outstanding:

                 (i) Neither Borrower nor Guarantors will permit its property or any portion thereof to be a site for the storage, use, generation, manufacture,





CREDIT AGREEMENT                                                         PAGE 29
         disposal or transportation of Hazardous Materials in violation of Hazardous Materials Laws;

                 (ii) Neither Borrower nor Guarantors will permit any Hazardous Materials to be disposed of off its property other than in properly licensed disposal sites;

                (iii) Borrower and Guarantors, at their cost and expense, will keep and maintain their property and each portion thereof in compliance with and shall not cause or permit its property or any portion thereof to be in violation of any Hazardous Materials Laws; and

                 (iv) Borrower will immediately advise U. S. Bank in writing of any Hazardous Material Claim.

         (b) Borrower agrees to indemnify U. S. Bank and hold U. S. Bank harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, lawsuits, and other proceedings and costs and expenses (including attorneys' fees), arising directly or indirectly from or out of or in any way connected with (i) the accuracy of the representations contained in Section 9.19 hereof; (ii) any activities on its property during Borrower's or any Guarantor's ownership, possession, or control of its property that directly or indirectly results in its property or any other property becoming contaminated with Hazardous Materials; (iii) the discovery of Hazardous Materials on its property; (iv) the cleanup of Hazardous Materials from its property; and (v) the discovery of Hazardous Materials or the cleanup of Hazardous Materials from adjacent or other property that has become contaminated as a result of any activity on Borrower's property. As between Borrower and U. S. Bank, Borrower acknowledges that it will be solely responsible for all costs and expenses relating to the cleanup of Hazardous Materials from its property or from any other properties that become contaminated with Hazardous Materials as a result of activities on or the contamination of its property.

         (c) Borrower's obligations under this Section 7.8 are unconditional and shall not be limited by any nonrecourse or other limitations of liability provided for in the Loan Documents. The representations, warranties, and covenants of Borrower set forth in this Section 7.8 and Section
9.19 hereof (including, but not limited to, the indemnity provided for in Section 7.8(b) hereof) shall survive the closing and repayment of the Loans to
U. S. Bank; and, to the extent permitted by Applicable Laws and Hazardous Materials Laws, shall survive the transfer of its property by foreclosure proceedings (whether judicial or nonjudicial), deed in lieu of foreclosure, or otherwise. Borrower acknowledges and agrees that its covenants and obligations





CREDIT AGREEMENT                                                         PAGE 30
hereunder are separate and distinct from its obligations under the Loans and the Loan Documents.

         7.9     CORPORATE EXISTENCE

         Maintain and preserve the corporate existence of Borrower and Guarantors.

         7.10    NOTICE OF DISPUTES AND OTHER MATTERS

         Promptly give written notice to U. S. Bank of:

         (a) Any citation, order to show cause, or other legal process or order that could have a material adverse effect on Borrower or any Guarantor, directing Borrower to become a party to or to appear at any proceeding or hearing by or before any Governmental Body that has granted to Borrower or any Guarantor any Governmental Approval, and include with such notice a copy of any such citation, order to show cause, or other legal process or order;

         (b) Any (i) refusal, denial, threatened denial, or failure by any Governmental Body to grant, issue, renew, or extend any material Governmental Approval; (ii) proposed or actual revocation, termination, or modification (whether favorable or adverse) of any Governmental Approval by any Governmental Body; (iii) dispute or other action with regard to any Governmental Approval by any Governmental Body; (iv) notice from any Governmental Body of the imposition of any material fines or penalties or forfeitures; or (v) threats or notice with respect to any of the foregoing or with respect to any proceeding or hearing that might result in any of the foregoing;

         (c) Any dispute concerning or any threatened nonrenewal or modification of any material lease for real or personal property to which Borrower or any Guarantor is a party; or

         (d) Any actions, proceedings, or claims of which Borrower may have notice that may be commenced or asserted against Borrower or any Guarantor in which the amount involved is $200,000 or more and is not fully covered by insurance or which, if not solely a claim for monetary damages, could, if adversely determined, have a material adverse effect on Borrower or any Guarantor.

         7.11    EXCHANGE OF NOTE

         Upon receipt of a written notice of loss, theft, destruction, or mutilation of a Note, and upon surrendering such Note for cancellation if mutilated, execute and





CREDIT AGREEMENT                                                         PAGE 31
deliver a new Note or a Note of like tenor in lieu of such lost, stolen, destroyed, or mutilated Note. Any Note issued pursuant to this Section 7.11 shall be dated so that neither gain nor loss of interest shall result therefrom.

         7.12    MAINTENANCE OF LIENS

         At all times maintain the liens and security interests provided under or pursuant to this Agreement as valid and perfected first liens and security interests on the property and assets intended to be covered thereby. Except as contemplated under Section 8.5 hereof, Borrower shall take all action requested by U. S. Bank necessary to assure that U. S. Bank has valid and exclusive liens and security interests in all Collateral.

         7.13    OTHER AGREEMENTS

         Comply with all covenants and agreements set forth in or required pursuant to any of the other Loan Documents.

         7.14    AFTER-ACQUIRED COLLATERAL

         Without the need for any request by U. S. Bank, execute and deliver to
U. S. Bank appropriate instruments in order to effectuate the proper granting and perfection of a first-priority security interest in or assignment of all property to U. S. Bank, whether personal, real, or mixed, hereafter acquired by Borrower or any Guarantor, concurrently with the acquisition thereof.

         7.15    FURTHER ASSURANCES

         Within ten days of request by U. S. Bank, duly execute and deliver or cause to be duly executed and delivered to U. S. Bank such further instruments, agreements, and documents and do or cause to be done such further acts as may be necessary or proper in the opinion of U. S. Bank to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents.

         7.16    MAINTENANCE OF BANK ACCOUNTS

         As security for repayment of the Loans, maintain its principal depository accounts with U. S. Bank and effectuate the transfer of such accounts within a reasonable period of time after execution of this Agreement. Borrower hereby grants to U. S. Bank a security interest in all such accounts in order to secure the obligations of Borrower hereunder.





CREDIT AGREEMENT                                                         PAGE 32

SECTION 8.           NEGATIVE COVENANTS

         Borrower covenants and agrees that until all the Loans, together with interest thereon, and all other obligations incurred hereunder are paid or satisfied in full, Borrower shall not, without the prior written consent of U.
S. Bank:

         8.1     DIVIDENDS AND DISTRIBUTIONS

         Declare or pay any cash distributions or dividends or return any capital to any of Borrower's shareholders; authorize or make any distribution, payment, or delivery of property or cash to any of Borrower's shareholders; redeem, retire, purchase, or otherwise acquire, directly or indirectly, for consideration, any shares or other interests of Borrower now or hereafter outstanding; or set aside any funds for any of the foregoing purposes.

         8.2     TRANSACTIONS WITH AFFILIATES

         Except as provided in Section 8.6 hereof, enter into any transaction, other than an arm's-length transaction, in which an Affiliate of Borrower shall have any interest; or make any payment or agree to make any payment to any such Affiliate; or transfer or agree to transfer ownership or possession of any of its business or assets, tangible or intangible, real, personal, or mixed, to any Affiliate.

         8.3     OTHER INDEBTEDNESS

         Create, incur, assume, or suffer to exist, contingently or otherwise, any Indebtedness except (a) Indebtedness represented by the Notes; (b) accounts and other current payables arising from the ordinary course of business; (c) a promissory note of Borrower dated May 17, 1996, payable to the kindling company in the initial principal amount of $300,000; and (d) additional Indebtedness outstanding or committed to at any time (including, but not limited to, indebtedness evidenced by notes, bonds, debentures, leases, purchase agreements, and other contractual obligations) not in excess of an aggregate amount at any one time outstanding of $500,000. Notwithstanding clause (d) above, Borrower may not guarantee or become contingently liable for the obligation of any Person except Indebtedness of Conquest Sports, Inc. to U. S. Bank. In computing the additional indebtedness permitted by clause (d) hereof, all capital lease payments due from Borrower within 12 months shall be included if the amounts of such rental payments are not otherwise included as Indebtedness in accordance with generally accepted accounting principles. Except as set forth in Section 8.5 hereof, none of the additional indebtedness permitted by this Section 8.3 shall be secured by the Collateral.





CREDIT AGREEMENT                                                         PAGE 33

         8.4     LEASES AND LEASEBACKS

         Except for arrangements entered into prior to the date hereof, enter into any new agreement to rent or lease any material real or personal property or enter into any arrangement with any bank, insurance company, or other lender or investor providing for the leasing of any real or personal property or equipment (a) that at the time has been or is sold or transferred by Borrower to such lender or investor or (b) that has been or is being acquired from another Person by such lender or investor or on which one or more buildings have been or are to be constructed by such lender or investor, for the purpose of leasing such property to Borrower. Borrower may, however, enter into such leases in the ordinary course of business provided that there is compliance with Section 8.3(d) hereof.

         8.5     LIENS

         Contract, create, incur, assume, or suffer to exist any mortgage, pledge, lien, or other charge or encumbrance of any kind (including, but not limited to, the charge upon property purchased under conditional sales or other title retention agreements) upon or grant any interest in any of the property of Borrower or any Guarantor or assets whether now owned or hereafter acquired, except (a) liens granted pursuant to this Agreement; (b) liens in connection with worker's compensation, unemployment insurance, or other social security obligations; (c) good faith deposits in connection with bids, tenders, contracts, or leases or deposits to secure public statutory obligations; (d) mechanic's, carrier's, repairmen's, or other like liens in the ordinary course of business with respect to obligations that are not overdue or that are being contested in good faith and for which appropriate reserves have been established or for which deposits to obtain the release of such liens have been made; (e) liens for taxes, assessments, levies, or charges of Governmental Bodies imposed upon Borrower, any Guarantor, or its property, operations, income, products, or profits that are not at the time due or payable or for which, if the validity thereof is being contested in good faith by legal or administrative proceedings, appropriate reserves have been established; (f) encumbrances consisting of zoning regulations, easements, rights-of-way, survey exceptions, and other similar restrictions on the use of real property or minor irregularities in title thereto that do not materially impair the use of such property in the operation of the business of Borrower or any Guarantor; (g) liens arising out of judgments or awards with regard to which Borrower or any Guarantor shall be prosecuting an appeal in good faith and for which a stay of execution has been issued and appropriate reserves established; and (h) the currently existing liens listed on Exhibit J hereto. The liens described in clauses (a) through (h) hereof are called the "Permitted Liens."





CREDIT AGREEMENT                                                         PAGE 34

         8.6     ADVANCES AND LOANS

         Subsequent to the date of this Agreement, lend money, make credit available (other than in the ordinary course of business to customers), or lend property or the use thereof to any Person; purchase or repurchase the stock or Indebtedness or all or a substantial part of the assets or properties of any Person; guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly or by any instrument having the effect of assuring any Person's payment, performance, or capability) the Indebtedness, performance, obligations, stock, or dividends of any Person; or agree to or allow any Guarantor to do any of the foregoing; but Borrower and Guarantors may endorse negotiable instruments for deposit or collection in the ordinary course of business. Notwithstanding the foregoing, Borrower may make short-term advances and loans to (a) the Subsidiaries, and (b) to other Affiliates not to exceed $100,000 in the aggregate at any time outstanding.

         8.7     INVESTMENTS

         Except as otherwise contemplated by this Agreement, invest in (by capital contribution or otherwise), acquire, purchase, or make any commitment to purchase the obligations, stock, or equity of any Person, or allow any Guarantor to do any of the foregoing, except (a) direct obligations of the government of the United States of America or any agency or instrumentality thereof, (b) interest-bearing certificates of deposit or repurchase agreements issued by any commercial banking institution satisfactory to U. S. Bank, and
(c) stock or obligations issued in settlement of claims of Borrower against others by reason of bankruptcy or a composition or readjustment of debt or reorganization of any debtor of Borrower or any Guarantor.

         8.8     ACQUISITIONS

         Either directly or through an Affiliate, acquire, purchase, or make any commitment to acquire or purchase a controlling interest in the stock or other equity interest of any Person or all or a substantial portion of the assets of any Person unless (a) Borrower receives U. S. Bank's prior written consent, and (b) Borrower has previously delivered to U. S. Bank evidence reasonably deemed satisfactory to U. S. Bank reflecting that upon consummation of any such proposed transaction, Borrower will be and thereafter will continue to be in compliance with the financial Covenants set forth in Sections 8.15 through 8.18 herein.

         8.9     CONSOLIDATION, MERGER, AND SALE OF ASSETS

         Wind up, liquidate, or dissolve Borrower's affairs or enter into any transaction of merger or consolidation with any Person; convey, sell, lease, or otherwise dispose





CREDIT AGREEMENT                                                         PAGE 35
of (or agree to do any of the foregoing at any time) any of its material licenses, contracts, or permits, sell all or a substantial part of its property or assets or sell any part of its property or assets necessary or desirable for the conduct of its business as now generally conducted or as proposed to be conducted; sell any of its notes receivable, installment or conditional sales agreements, or accounts receivable: purchase, lease, or otherwise acquire all or a substantial part of the property or assets of any other Person (except as contemplated by this Agreement), or allow any Guarantor to do any of the foregoing.

         8.10    TYPE OF BUSINESS

         Enter into any business which is substantially different from or not connected with the business in which Borrower is presently engaged or make any substantial change in the nature of its business or operations, or allow any Guarantor to do any of the foregoing.

         8.11    CHANGE OF CHIEF EXECUTIVE OFFICE OR NAME

         Change (a) the chief executive office of Borrower or any Guarantor,
(b) Borrower's or any Guarantor's name, or (c) the location of any of the Collateral, except in the ordinary course of business; or adopt or use any trade name without (x) prior written notice to U. S. Bank, and (y) the execution, delivery, and filing (and payment of filing fees and taxes) of all such documents as may be necessary or advisable in the opinion of U. S. Bank to continue to perfect and protect the liens and security interests in the Collateral.

         8.12    CHANGE IN DOCUMENTS

         Amend, supplement, terminate, or otherwise modify in any way Borrower's or any Guarantor's articles of incorporation, contracts, or other documents delivered to U. S. Bank hereunder or executed in connection herewith.

         8.13    CONTROL

         Enter into any agreement (other than employment agreements) with any Person that confers upon such Person the right or authority to control or direct a major portion of the business or assets of Borrower or any Guarantor.

         8.14    PENSION PLAN

         Terminate or partially terminate any Plan now existing or hereafter established for Borrower or its Affiliates or withdraw from participation therein under





CREDIT AGREEMENT                                                         PAGE 36
circumstances that result or could result in liability to the Pension Benefit Guaranty Corporation, to the fund by which the Plan is funded, or to the employees (or their beneficiaries) for whom the Plan is or shall be maintained; or permit any other event or circumstance to occur that results or could result in liability to the Pension Benefit Guaranty Corporation or a violation of ERISA.

         8.15    TANGIBLE NET WORTH

         Permit Tangible Net Worth to be less than (a) $5,000,000 at any time from December 31, 1997, through December 30, 1998, or (b) $15,000,000 as of December 31, 1998, or at any time thereafter.

         8.16    WORKING CAPITAL

         Permit Working Capital to be less than (a) $5,000,000 at any time from March 31, 1997, through December 30, 1997, or (b) $10,000,000 as of December 31, 1997, or at any time thereafter.

         8.17    DEBT SERVICE COVERAGE RATIO

         Permit the Debt Service Coverage Ratio to be less than 1.5:1.0 as of the last day of any fiscal quarter of Borrower for the trailing four quarters then ended, commencing with Borrower's fiscal quarter ended March 31, 1997.

         8.18    SENIOR DEBT RATIO

         Permit the Senior Debt Ratio to be greater than (a) 3.0:1.0 as of the last day of any fiscal quarter of Borrower for the trailing four quarters then ended, commencing with Borrower's fiscal quarter ended March 31, 1997, through September 30, 1997, or (b) 2.5:1.0 as of the last day of any fiscal quarter of Borrower thereafter for the trailing four quarters then ended.

SECTION 9.           REPRESENTATIONS AND WARRANTIES

         In order to induce U. S. Bank to enter into this Agreement and to make the Loans as herein provided, Borrower hereby makes the following representations, covenants, and warranties, all of which shall survive the execution and delivery of this Agreement and shall not be affected or waived by any inspection or examination made by or on behalf of U. S. Bank:





CREDIT AGREEMENT                                                         PAGE 37

         9.1     CORPORATE STATUS

         Borrower and each Guarantor is a corporation organized and validly existing under the laws of the state of Washington. Borrower and each Guarantor has the power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage. Borrower and each Guarantor is qualified to do business in all states except where the failure to be qualified could not have a material adverse effect on Borrower.

         9.2     POWER AND AUTHORITY

         Borrower and each Guarantor has the power to execute, deliver, and carry out the terms and provisions of this Agreement and each of the Loan Documents and has taken all necessary action to authorize the execution, delivery, and performance of this Agreement and the other Loan Documents, the borrowings hereunder, and the making and delivery of the Notes and all Loan Documents delivered hereunder. This Agreement constitutes and the Notes and other Loan Documents and instruments issued or to be issued hereunder, when executed and delivered pursuant hereto, constitute or will constitute the authorized, valid, and legally binding obligations of Borrower and each Guarantor (as the case may be) enforceable in accordance with their respective terms.

         9.3     NO VIOLATION OF AGREEMENTS

         Neither Borrower nor any Guarantor is in default under any material provision of any agreement to which it is a party or in violation of any Applicable Laws. The execution and delivery of this Agreement, the Notes, the other Loan Documents, and the instruments incidental hereto; the consummation of the transactions herein or therein contemplated; and compliance with the terms and provisions hereof or thereof (a) will not violate any material Applicable Law and (b) will not conflict or be inconsistent with; result in any breach of any of the material terms, covenants, conditions, or provisions of; constitute a default under; or result in the creation or imposition of (or the obligation to impose) any lien, charge, or encumbrance upon any of the property or assets of Borrower or any Guarantor pursuant to the terms of any material Governmental Approval, mortgage, deed of trust, lease, agreement, or other instrument to which Borrower is a party, by which Borrower or any Guarantor may be bound, or to which Borrower or any Guarantor may be subject, and (c) will not violate any of the provisions of the articles of incorporation of Borrower. No Governmental Approval is necessary (i) for the execution of this Agreement, the making of the Notes, or the assumption and performance of this Agreement or the Notes by Borrower or (ii) for the consummation by Borrower and Guarantors of the transactions





CREDIT AGREEMENT                                                         PAGE 38
contemplated by this Agreement, including, but not limited to, the grant of the security interests to U. S. Bank.

         9.4     RECORDING AND ENFORCEABILITY

         Neither the articles of incorporation, bylaws, or other applicable corporate documents of Borrower or any Guarantor, nor other agreements require recording, filing, registration, notice, or other similar action in order to insure the legality, validity, binding effect, or enforceability against all Persons of this Agreement, the Notes, or other Loan Documents executed or to be executed hereunder, other than filings or recordings that may be required under the Uniform Commercial Code or in connection with the perfection of the security interests of U. S. Bank in patents, trademarks, and similar types of Collateral.

         9.5     LITIGATION

         There are no actions, suits, or proceedings pending or threatened against or affecting Borrower or any Guarantor before any Governmental Body that could have a material adverse effect on Borrower or any Guarantor or the Collateral. Neither Borrower nor any Guarantor is in default under any material provision of any Applicable Law or Governmental Approval of any Governmental Body which could have a material adverse effect on Borrower or any Guarantor or on the Collateral.

         9.6     GOOD TITLE TO PROPERTIES

         Borrower and each Guarantor has good and marketable title to, or a valid leasehold interest in, its property and assets, subject to no liens, mortgages, pledges, encumbrances, or charges of any kind, except those permitted under the provisions of Section 8.5 hereof.

         9.7     LICENSES AND PERMITS

         All Governmental Approvals with respect to the business of Borrower and Guarantors were to Borrower's knowledge duly and validly issued by the respective Governmental Bodies, are in full force and effect, and are to Borrower's knowledge valid and enforceable in accordance with their terms.
With regard to such Governmental Approvals, no fact or circumstance exists that constitutes or, with the passage of time or the giving of notice or both, would constitute a material default under any thereof, or permit the grantor thereof to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof. Borrower and Guarantors presently holds all material Governmental Approvals as are necessary or





CREDIT AGREEMENT                                                         PAGE 39
advisable in connection with the conduct of its business as now conducted and as presently proposed to be conducted.

         9.8     NO BURDENSOME AGREEMENTS

         Neither Borrower nor any Guarantor is a party to any agreement or instrument or subject to any restrictions that now have or, as far as can be foreseen, could have a material adverse effect on Borrower or any Guarantor.

         9.9     PROPERTIES IN GOOD CONDITION

         All the material properties of Borrower and Guarantors are, and all material properties to be added in connection with any contemplated expansion will be in good repair and good working order and condition in a manner consistent with past practices of Borrower and Guarantors, and comparable to industry standards and are and will be in compliance with all Applicable Laws.

         9.10    FINANCIAL STATEMENTS

         The (a) audited financial statements of Borrower dated as at December 31, 1996, and all schedules and notes included in such financial statements and
(b) unaudited financial statements of Borrower that have heretofore been delivered to U. S. Bank are true and correct in all material respects and present fairly (i) the financial position of Borrower as of the date of said statements and (ii) the results of operations of Borrower for the periods covered thereby; and there are not any significant liabilities that should have been reflected in the financial statements or the notes thereto under generally accepted accounting principles, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments, that are not disclosed or reserved against in the statements referred to above or in the notes thereto or that are not disclosed herein. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied. There has been no material adverse change (including, but not limited to, any such change occasioned by accident, act of God, war, fire, flood, explosion, strike or other labor dispute, or orders or action by any Governmental Body or public utility) in the operations, business, property, assets, or condition (financial or otherwise) of Borrower since December 31, 1996.

         9.11    OUTSTANDING INDEBTEDNESS

         Other than current trade payables, Borrower has no Indebtedness, including, but not limited to, Indebtedness to Affiliates, that is not listed on Borrower's unaudited financial statements dated February 28, 1997.





CREDIT AGREEMENT                                                         PAGE 40

         9.12    TAXES

         Borrower and Guarantors have duly filed all tax returns and reports required by Applicable Law to be filed; and all taxes, assessments, levies, fees, and other charges of Governmental Bodies upon Borrower and Guarantors or upon their assets that are due and payable have been paid (except as otherwise permitted in this Agreement).

         9.13    LICENSE FEES

         Borrower and Guarantors have paid all fees and charges that have become due for any Governmental Approval for their business or has made adequate provisions for any such fees and charges that have accrued.

         9.14    TRADEMARKS, PATENTS, ETC.

         Attached hereto as Exhibit K is a schedule of all trademarks, trade names, service marks, patents, and applications therefor currently held by Borrower and Guarantors or in which they has an interest, e.g., a license. Borrower and Guarantors possess all necessary trademarks, trade names, service marks, copyrights, patents, patent rights, and licenses to conduct their businesses as now and as proposed to be conducted, without conflict with the rights or claimed rights of others.

         9.15    GOVERNMENTAL APPROVALS

         Attached hereto as Exhibit L is a schedule of all material Governmental Approvals necessary for the operation of Borrower's and Guarantors' business.

         9.16    DISCLOSURE

         To the best of Borrower's knowledge, the exhibits hereto, the financial information and statements referred to in Section 9.10 hereof, any certificate, statement, report or other document furnished to U. S. Bank by Borrower or any other Person in connection herewith or in connection with any transaction contemplated hereby, and this Agreement, do not contain any untrue statements of material fact or omit to state any material fact necessary in order to make the statements contained therein or herein not misleading.

         9.17    REGULATIONS U AND X

         Borrower does not own and no part of the proceeds hereof will be used to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower is not engaged





CREDIT AGREEMENT                                                         PAGE 41
principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock. If requested by U. S. Bank, Borrower will furnish to U. S. Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation. No part of the proceeds of the Loans will be used for any purpose that violates or is inconsistent with the provisions of Regulation X of said Board of Governors.

         9.18    NAMES

         Neither Borrower, any Guarantors, nor any of its predecessors operate or do business or during the past five years have operated or done business under a fictitious, trade, or assumed name other than as set forth in the Security Agreement of even date herewith.

         9.19    CONDITION OF PROPERTY

         Except as otherwise disclosed to U. S. Bank, Borrower hereby represents and warrants to U. S. Bank that as of the date hereof and continuing hereafter, Borrower's and Guarantors' property (both owned and leased) and each portion thereof (a) are not and to the best knowledge of Borrower after due investigation have not been a site for the use, generation, manufacture, storage, disposal, or transportation of any Hazardous Material; (b) are presently in compliance with all Hazardous Materials Laws; and (c) are not being used and to the best knowledge of Borrower after due investigation have not been used in any manner that has resulted in or will result in Hazardous Materials being spilled or disposed of on any adjacent or other property.

         9.20    PENSION PLANS

         No "reportable event" as defined in Section 4043(b) of Title IV of ERISA has occurred and is continuing with respect to any plan maintained for employees of Borrower or any Affiliate. In addition, each of the plans maintained for the employees of Borrower and its Affiliates are in compliance with the requirements of ERISA, including the minimum funding requirements.

SECTION 10.          EVENTS OF DEFAULT; REMEDIES

         10.1    EVENTS OF DEFAULT

         "Event of Default," wherever used herein, means any one of the following events (whatever the reason for the Event of Default, whether it shall relate to one or more of the parties hereto, and whether it shall be voluntary or involuntary or be pursuant to or affected by operation of Applicable Law):





CREDIT AGREEMENT                                                         PAGE 42

         (a) If Borrower fails to pay the principal of or any installment of interest on any of the Notes, when and as the same becomes due and payable, whether at scheduled maturity, by acceleration, or otherwise; or

         (b) If any Indebtedness of Borrower or any Guarantor for money borrowed or credit extended becomes or is declared due and payable (after any applicable grace period) prior to the stated maturity thereof or is not paid as and when it becomes due and payable, or if any event occurs which constitutes an event of default under any instrument, agreement, or evidence of Indebtedness relating to any such obligation of Borrower; or

         (c) If Borrower or any Guarantor fails to pay or perform (after any applicable grace period) any obligation or Indebtedness to others in excess of $25,000 (other than as set forth in Section 10.1(b) hereof), whether now or hereafter incurred; or

         (d) If any representation or warranty (i) made by Borrower in this Agreement or (ii) made by Borrower, Guarantor, or any other Person in any document, certificate, or statement furnished pursuant to this Agreement or in connection herewith, is false or misleading in any material respect; or

         (e) If Borrower fails to observe or perform any term, covenant, or agreement to be performed or observed pursuant to Sections 7 and 8 hereof; or

         (f) If Borrower fails to observe or perform (not otherwise specified in this Section 10) any term, covenant, or agreement to be performed or observed pursuant to the provisions of this Agreement, the other Loan Documents, or any other agreement incidental hereto and such default is not cured within 30 days; or

         (g) If Borrower fails to perform any of its obligations under any of the Loan Documents not otherwise specified in this Section 10, or if the validity of any of such documents has been disaffirmed by or on behalf of any of the parties thereto other than U. S. Bank and such default is not cured within 30 days; or

         (h) If custody or control of any substantial part of the property of Borrower or any Guarantor is assumed by any Governmental Body or if any Governmental Body takes any final action, the effect of which would be to have a material adverse effect on Borrower; or

         (i) If Borrower or any Guarantor suspends or discontinues its business, or if Borrower or Guarantor makes an assignment for the benefit of creditors or a composition with creditors, is unable or admits in writing its inability to pay its debts





CREDIT AGREEMENT                                                         PAGE 43
as they mature, files a petition in bankruptcy, becomes insolvent (howsoever such insolvency may be evidenced), is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver, liquidator, or trustee of or for it or any substantial part of its property or assets, commences any proceeding relating to it under any Applicable Law of any jurisdiction whether now or hereafter in effect relating to bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution, or liquidation; or if there is commenced against Borrower or any Guarantor any such proceeding that remains undismissed for a period of 60 days or more, or an order, judgment, or decree approving the petition in any such proceeding is entered; or if Borrower or any Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in, any such proceeding or any appointment of any receiver, liquidator, or trustee of or for it or for any substantial part of its property or assets, suffers any such appointment to continue undischarged or unstayed for a period of 60 days or more, or takes any corporate action for the purpose of effecting any of the foregoing; or if any court of competent jurisdiction assumes jurisdiction with respect to any such proceeding, or if a receiver or a trustee or other officer or representative of a court or of creditors, or if any Governmental Body, under color of legal authority, takes and holds possession of any substantial part of the property or assets of Borrower or any Guarantor; or

         (j) If there is any refusal or failure by any Governmental Body to issue, renew, or extend any lease or Governmental Approval with respect to the operation of the business of Borrower or any Guarantor, or any denial, forfeiture or revocation by any Governmental Body of any Governmental Approval that could have a material adverse effect on Borrower; or

         (k) If any of the events described in Section 7.10 hereof occur or are threatened and, in U. S. Bank's reasonable judgment, such event jeopardizes or could reasonably be expected to jeopardize repayment of any of the Notes; or

         (l) If after the date of this Agreement, any Person acquires an aggregate of 20 percent or more of the outstanding shares of voting stock of Borrower; or

         (m) If any material adverse change in the business or financial condition of Borrower or any Guarantor occurs, or if any event that materially increases U. S. Bank's risk or materially impairs the Collateral occurs.

         10.2    ACCELERATION; REMEDIES

         Upon the occurrence of any Event of Default or at any time thereafter, if any Event of Default is then continuing, U. S. Bank may, by written notice to Borrower, declare the entire unpaid principal balance or any portion of the principal balance of





CREDIT AGREEMENT                                                         PAGE 44
all or any of the Notes and interest accrued thereon to be immediately due and payable by the maker thereof; and such principal and interest shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Borrower. U. S. Bank may proceed to protect and enforce its rights hereunder or realize on any or all security granted pursuant hereto in any manner or order it deems expedient without regard to any equitable principles of marshaling or otherwise. All rights and remedies given by this Agreement, the Notes, and the other Loan Documents are cumulative and not exclusive of any thereof or of any other rights or remedies available to U. S. Bank; no course of dealing between Borrower and U. S. Bank or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy; and every right and remedy may be exercised from time to time and as often as deemed appropriate by U. S. Bank.

SECTION 11.          MISCELLANEOUS

         11.1    NOTICES

         All notices, requests, consents, demands, approvals, and other communications hereunder shall be deemed to have been duly given, made, or served if made in writing and delivered personally, sent via facsimile, or mailed by first-class mail, postage prepaid, to the respective parties to this Agreement as follows:

         (a)     If to Borrower:

                                  Gargoyles, Inc.
                                  5866 S. 194th Street
                                  Kent, Washington 98032
                                  Attention:  Steven R. Kingma
                                  Facsimile No.:  (206) 872-3317

         (b)     If to U. S. Bank:

                                  U. S. Bank of Washington, National Association 1420 Fifth Avenue, Tenth Floor
                                  Seattle, Washington 98101
                                  Attention:  Gerald L. Sorensen
                                  Facsimile No.:  (206) 344-3737

The designation of the persons to be so notified or the address of such persons for the purposes of such notice may be changed from time to time by similar notice in writing, except that any communication with respect to a change of address shall be





CREDIT AGREEMENT                                                         PAGE 45
deemed to be given or made when received by the party to whom such communication was sent.

         11.2    PAYMENT OF EXPENSES

         Whether or not the transactions hereby contemplated are consummated, Borrower shall pay on demand all costs and expenses of U. S. Bank incurred in connection with the preparation, negotiation, execution, and delivery of the Loan Documents, as well as any amendments, modifications, consents, or waivers relating thereto, including, without limitation, reasonable attorneys' fees, appraisal fees, title insurance fees, and recording fees. In addition, if there shall occur any Default or Event of Default, U. S. Bank shall be entitled to recover any costs and expenses incurred in connection with the preservation of rights under, and enforcement of, the Loan Documents, whether or not any lawsuit or arbitration proceeding is commenced, in all such cases, including, without limitation, reasonable attorneys' fees and costs (including the allocated fees of internal counsel). Costs and expenses as referred to above, shall include, without limitation, a reasonable hourly rate for collection personnel, whether employed in-house or otherwise, overhead costs as reasonably allocated to the collection effort, and all other expenses actually incurred. Reasonable attorneys' fees shall include, without limitation, attorneys' fees and costs incurred in connection with any bankruptcy case or other insolvency proceeding commenced by or against Borrower or any Person granting a security interest in any item of Collateral, including all fees incurred in connection with (a) moving from relief from the automatic stay, to convert or dismiss the case or proceeding, or to appoint a trustee or examiner, or (b) proposing or opposing confirmation of a plan of reorganization or liquidation, in any case without regard to the identity of the prevailing party.

         11.3    SETOFF

         Borrower hereby pledges and gives to U. S. Bank, and any Participant, a lien and security interest in and for the amount of all past, present, and future Indebtedness of Borrower to U. S. Bank the balance of any deposit account maintained by Borrower at U. S. Bank or any Participant. In the case of Borrower's Default hereunder, Borrower hereby authorizes U. S. Bank or any such Participant at U. S. Bank's sole option, at any time and from time to time, to apply to the payment of all or any portion of the Loans or other Indebtedness of Borrower to U. S. Bank, any deposit balance or balances now or hereafter in the possession of U. S. Bank or such Participant that belong to or are owed to Borrower.





CREDIT AGREEMENT                                                         PAGE 46

         11.4    WAIVER OF SETOFF

         In the event that U. S. Bank sells all or any portion of the Loans to any Participant, Borrower hereby waives the right to interpose any setoff, counterclaim, or cross-claim (other than compulsory counterclaims or cross-claims) in connection with any litigation or dispute under this Agreement, regardless of the nature of such setoff, counterclaim, or cross-claim.

         11.5    FEES AND COMMISSIONS

         Borrower agrees to indemnify U. S. Bank and hold it harmless with regard to any commissions, fees, judgments, or expenses of any nature and kind that U. S. Bank may become liable to pay by reason of any claims by or on behalf of brokers, finders, or agents in connection with any act or failure to act by Borrower or any litigation or similar proceeding arising from such claims. Borrower states that it is aware of no valid basis for any such claims.

         11.6    NO WAIVER

         No failure or delay on the part of U. S. Bank or the holder of any of the Notes in exercising any right, power, or privilege hereunder and no course of dealing between Borrower and U. S. Bank or the holder of any of the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power, or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that U. S. Bank or any subsequent holder of any of the Notes would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of U. S. Bank to any other or further action in any circumstances without notice or demand.

         11.7    ENTIRE AGREEMENT AND AMENDMENTS

         (a) This Agreement and the exhibits to this Agreement represent the entire agreement between the parties hereto with respect to the Loans and the transactions contemplated hereunder and, except as expressly provided herein, shall not be affected by reference to any other documents. This Agreement, or any provision hereof, may not be changed, waived, discharged, or terminated orally, but only by an instrument in writing, signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.





CREDIT AGREEMENT                                                         PAGE 47

         (b) Upon execution of this Agreement and the exhibits to this Agreement, and the satisfaction of the conditions precedent to the initial Funding under this Agreement, the Existing Credit Agreement and the exhibits to the Existing Credit Agreement shall be deemed amended and superseded in their entirety by this Agreement and the exhibits to this Agreement. All promissory notes signed by Borrower in connection with the Existing Credit Agreement shall be marked "renewed" and retained by U. S. Bank until the Loans are repaid in full and U. S. Bank's commitment to make additional Fundings under the Loans have been terminated.

         11.8    BENEFIT OF AGREEMENT

         This Agreement is binding upon and inures to the benefit of Borrower and U. S. Bank and their successors and assigns and all subsequent holders of any of the Notes or any portion thereof. Borrower expressly acknowledges that
U. S. Bank is not prohibited or restricted from assigning rights or participations hereunder or any portion thereof to another Person. Borrower, however, is precluded from assigning any of its respective rights or delegating any of its obligations hereunder or under any of the other agreements between Borrower and U. S. Bank without the prior written consent of U. S. Bank.

         11.9    SEVERABILITY

         If any provision of this Agreement or any of the Loan Documents is held invalid under any Applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given an effect without the invalid provision, and, to this end, the provisions hereof are severable.

         11.10   DESCRIPTIVE HEADINGS

         The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not affect the meaning or construction of any of the provisions hereof.

         11.11   GOVERNING LAW

         This Agreement and the rights and obligations of the parties hereunder and under the other Loan Documents shall be construed in accordance with and shall be governed by the laws of the state of Washington without regard to the choice of law rules thereof.





CREDIT AGREEMENT                                                         PAGE 48

         11.12   CONSENT TO JURISDICTION, SERVICE, AND VENUE

         For the purpose of enforcing payment of any of the Notes, performance of the obligations under any of the Notes, any arbitration award under the other Loan Documents, or otherwise in connection herewith, Borrower hereby consents to the jurisdiction and venue of the courts of the state of Washington or of any federal court located in such state, including, but not limited to, the Superior Court of Washington for King County and the United States District Court for the Western District of Washington. Borrower hereby waives the right to contest the jurisdiction and venue of courts located in King County, Washington, on the ground of inconvenience or otherwise and waives any right to bring any action or proceeding against U. S. Bank in any court outside King County, Washington. The provisions of this section do not limit or otherwise affect the right of U. S. Bank to institute and conduct action in any other appropriate manner, jurisdiction, or court.

         11.13   ARBITRATION

         (a) Either Borrower or U. S. Bank may require that all disputes, claims, counterclaims, and defenses, including those based on or arising from any alleged tort ("Claims") relating in any way to the Loans be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code. All Claims will be subject to the statutes of limitations that would be applicable if they were litigated.

         (b) This provision is void if the Loans, at the time of the proposed submission to arbitration, are secured by real property located outside of Oregon or Washington or if the effect of the arbitration procedure (as opposed to any Claims of Borrower) would be to materially impair U. S. Bank's ability to realize on any Collateral pursuant to an arbitration ruling favorable to U. S. Bank.

         (c) If arbitration occurs and each party's Claim is less than $100,000, one neutral arbitrator will decide all issues; if either party's Claim is more than $100,000, three neutral arbitrators will decide all issues. All arbitrators will be active Washington State Bar members in good standing. All arbitration hearings will be held in Seattle, Washington. In addition to all other powers, the arbitrator or arbitrators shall have the exclusive right to determine all issues of arbitrability and shall have the authority to issue subpoenas. Judgment on any arbitration award may be entered in any court with jurisdiction.

         (d) If either party institutes any judicial proceeding relating to the Loans, that action shall not be a waiver of the right to submit any Claim to arbitration. In addition, each has the right before, during, and after any arbitration to exercise any





CREDIT AGREEMENT                                                         PAGE 49
number of the following remedies, in any order or concurrently:  (i) setoff,
(ii) self-help repossession, (iii) judicial or nonjudicial foreclosure against real or personal collateral, (iv) provisional remedies, including injunction, appointment of a receiver, attachment, claim and delivery, and replevin.

         (e) This arbitration clause cannot be modified or waived by either party except in writing, which writing must refer to this arbitration clause and be signed by Borrower and U. S. Bank.

         11.14   COUNTERPARTS

         This Agreement and each of the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

         11.15   STATUTORY NOTICE

         ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

         IN WITNESS WHEREOF, Borrower and U. S. Bank have caused this Agreement to be duly executed by the respective, duly authorized signatories as of the date first above written.



                                  GARGOYLES, INC.

                                  By: __________________________________________

                                  Title: Chief Operating Officer

                                  By: __________________________________________

                                  Title: V.P., C.F.O., Secretary, and Treasurer


                                  U. S. BANK OF WASHINGTON,
                                    NATIONAL ASSOCIATION





CREDIT AGREEMENT                                                         PAGE 50

                                  By: __________________________________________

                                  Title: Senior Vice President






CREDIT AGREEMENT                                                         PAGE 51